Exhibit 10.1

EXECUTION COPY

$405,000,000

CREDIT AGREEMENT

among

CARMIKE CINEMAS, INC.,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

WELLS FARGO FOOTHILL, INC.,
as Documentation Agent,

and

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent

Dated as of May 19, 2005

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

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-ii-

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ANNEX:

A	Pricing Grid

SCHEDULES:

1.1	Mortgaged Property
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)(i)	Mortgage Filing Jurisdictions
5.19(b)(ii)	Material Real Property
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee and Collateral Agreement
E	Form of Mortgage
F	Form of Exemption Certificate
G	Form of Closing Certificate
H-1	Form of Legal Opinion of King & Spalding LLP
H-2	Form of Legal Opinion of Page, Scrantom, Sprouse, Tucker & Ford, P.C.
I	Form of Delayed-Draw Activation Notice

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                    CREDIT AGREEMENT, dated as of May 19, 2005, among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”), WELLS FARGO FOOTHILL, INC., as documentation agent (in such capacity, the “Documentation Agent”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

                    The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

     1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

                    “Acquisition”: the acquisition by the Borrower of all of the Capital Stock of the Target pursuant to the Acquisition Agreement.

                    “Acquisition Agreement”: the Stock Purchase Agreement, dated April 19, 2005, between the Borrower and the shareholders of the Target.

                    “Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements among the parties thereto affecting the terms thereof or entered into in connection therewith.

                    “Addendum”: an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.

                    “Adjustment Date”: as defined in the Pricing Grid.

                    “Administrative Agent”: as defined in the recitals to this Agreement.

                    “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                    “Agents”: the collective reference to the Documentation Agent, the Lead Arranger and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender and the Swingline Lender.

                    “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving

Extensions of Credit then outstanding and (iii) the amount of such Lender’s Available Delayed-Draw Term Commitment then in effect.

                    “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

                    “Agreement”: this Credit Agreement.

                    “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below, subject to Section 4.16(a):

	Eurodollar Loans	Base Rate Loans
Revolving Loans	2.25%	1.25%
Term Loans (other than Other Term Loans)	2.50%	1.50%

; provided, that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the date which is six months after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

                    “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

                    “Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans in the ordinary course of its business and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                    “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 8.5, but including any Disposition pursuant to a sale and leaseback transaction permitted by Section 8.11) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined in good faith by the Borrower) in the case of other non-cash proceeds) in excess of $1,000,000.

                    “Assignee”: as defined in Section 11.6(b).

                    “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

                    “Available Delayed-Draw Term Commitment”: as to any Delayed-Draw Term Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Delayed-Draw Term Commitment then in effect over (b) such Lender’s Delayed-Draw Term Loans then outstanding.

                    “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

                    “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                    “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

                    “Benefitted Lender”: as defined in Section 11.7(a).

                    “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

                    “Borrower”: as defined in the preamble to this Agreement.

                    “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                    “Business”: as defined in Section 5.17(b).

                    “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or, to the extent in connection with any Letter of Credit, Los Angeles, California, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                    “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower.

                    “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                    “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                    “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

                    “Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived, which date is May 19, 2005.

                    “Code”: the Internal Revenue Code of 1986, as amended from time to time.

                    “Coke Agreement”: the Marketing, Advertising and Brand Presence Agreement, dated as of January 1, 2004, between Coca-Cola North America, a division of The Coca-Cola Company, and the Borrower, as amended through the date hereof.

                    “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                    “Commitment”: as to any Lender, the sum of the Initial Term Commitment, the Delayed-Draw Term Commitment and the Revolving Commitment of such Lender.

                    “Commitment Fee Rate”: 0.50% per annum.

                    “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

                    “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

                    “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

                    “Confidential Information Memorandum”: the Confidential Information Memorandum dated April 2005 and furnished to the Lenders, as supplemented and revised from time to time in writing and delivered to the Lenders prior to the Closing Date.

                    “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                    “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

                    “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) provisions for income tax, franchise tax and net worth tax (including all single business tax expense imposed by state law, (b) Consolidated Interest Expense, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and Letters of Credit), capitalized interest, the interest component of any deferred payment obligation, and any interest on Indebtedness of another Person guaranteed by such Person or secured by a Lien on its assets, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, (g) restructuring charges (provided, that with respect to each such restructuring charge the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such restructuring charge), (h) any asset impairment charges and other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such restructuring charges, non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such cash payments are made, and (i) transaction fees, costs, and expenses incurred in connection with the Acquisition, any other Permitted Acquisitions, offerings of debt or equity securities, investments, mergers, recapitalizations, option buyouts and asset sales, in each case to the extent expensed, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Such pro forma calculations of Consolidated EBITDA in connection with a Material Disposition or Material Acquisition (i) shall take into account any related incurrence, assumption or repayment of Indebtedness, and (ii) may include operating and other expense reductions and other adjustments for such period from the Acquisition or any Permitted Acquisition that is being given pro forma effect to the extent such reductions and adjustments would be permitted pursuant to Article XI or Regulation S-X under the Securities Act of 1933; provided, that with respect to each such reduction and adjustment the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such reduction or adjustment. As used in this definition, “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000. Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $35,045,000, $24,796,000, $34,159,000 and $17,078,000 for the fiscal quarters ending June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005, respectively.

                    “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

                    “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding any prepayment premiums paid in connection with the repayment of the credit facilities described in Section 6.1(b)(iii)).

                    “Consolidated Leverage Ratio”: at any time, the ratio of (a) Consolidated Total Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

                    “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

                    “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

                    “Consolidated Working Capital”: at any date, Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

                    “Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

                    “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                    “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                    “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                    “Delayed-Draw Activation Notice”: a notice duly executed by a Responsible Officer substantially in the form of Exhibit J and setting forth the amount of the requested Delayed-Draw Term Commitment and the proposed Delayed-Draw Closing Date.

                    “Delayed-Draw Closing Date”: any date on which a Delayed-Draw Term Loan is funded.

                    “Delayed-Draw Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Delayed-Draw Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Delayed-Draw Term Commitment” under such Lender’s name on such Lender’s Addendum, as such amount may be reduced pursuant to Section 4.1(b). The original aggregate amount of the Delayed-Draw Term Commitments as of the Closing Date is $185,000,000.

                    “Delayed-Draw Term Lender”: each Lender that has a Delayed-Draw Term Commitment or that holds a Delayed-Draw Term Loan.

                    “Delayed-Draw Term Loan”: as defined in Section 2.1.

                    “Delayed-Draw Term Percentage”: as to any Delayed-Draw Term Lender at any time, the percentage which such Lender’s Delayed-Draw Term Commitment then constitutes of the aggregate Delayed-Draw Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Delayed-Draw Term Loans then outstanding constitutes of the aggregate principal amount of the Delayed-Draw Term Loans then outstanding).

                    “Deposit Account Control Agreement”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the banking institution where the Borrower maintains its principal concentration deposit account and the Administrative Agent, with respect to collection and control of all deposits and balances held in such account.

                    “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

                    “Documentation Agent”: as defined in the preamble to this Agreement.

                    “Dollars” and “$”: dollars in lawful currency of the United States.

                    “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

                    “Draw-Down Period”: the period from the Closing Date through and including the earliest to occur of (i) the date on which the Available Delayed-Draw Commitment is zero, (ii) the date which is 60 days after the first date on which the Available Delayed-Draw Commitment is $35,000,000 or less or (iii) the second anniversary of the Closing Date.

                    “ECF Percentage”: 75%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2005, the ECF Percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.75 to 1.0, and shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.00 to 1.0.

                    “Employment Agreement”: the Employment Agreement, dated as of January 31, 2002, between the Borrower and Michael W. Patrick.

                    “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                    “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                    “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such

Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                    “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                    “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements

                    “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                    “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                    “Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash income included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Permitted Acquisitions (including, for the purpose of this definition only, the Acquisition, but excluding the principal amount of Indebtedness incurred to finance such Permitted Acquisitions (but including repayments of any such Indebtedness incurred during such period or any prior period)), (iv) the aggregate amount of all prepayments of Revolving

Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) increases in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) the aggregate amount of mandatory prepayments made in respect of Indebtedness during such period as a result of Asset Sales and Recovery Events, and the aggregate amount of proceeds included in any Reinvestment Deferred Amounts realized during such period, to the extent such amounts were included in arriving at Consolidated Net Income, and (ix) the aggregate amount of Restricted Payments made in accordance with Section 8.6(b) (excluding amounts paid in reliance on the proviso to such Section).

                    “Excess Cash Flow Application Date”: as defined in Section 4.2.

                    “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

                    “Excluded Indebtedness”: all Indebtedness permitted by clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n) and (p) of Section 8.2.

                    “Facility”: each of (a) the Initial Term Commitments and the Initial Term Loans made thereunder and any Incremental Term Loan made on the same terms as the Initial Term Loans (the “Initial Term Facility”), (b) the Delayed-Draw Term Commitments and the Delayed-Draw Term Loans made thereunder (the “Delayed-Draw Term Facility”); (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (d) the Other Term Loans (the “Other Term Facility”).

                    “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

                    “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                    “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                    “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

                    “GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

                    “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

                    “Group Members”: the collective reference to the Borrower and its Subsidiaries.

                    “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

                    “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                    “Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

                    “Increased Amount Date”: as defined in Section 4.16(a).

                    “Incremental Amount” shall mean, at any time, the excess, if any, of (a) $125,000,000 over (b) the aggregate amount of all Incremental Term Loans made plus all Incremental Revolving Commitments established prior to such time pursuant to Section 4.16.

                    “Incremental Assumption Agreement”: an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

                    “Incremental Revolving Commitment”: the commitment of any Lender, established pursuant to Section 4.16, to make Incremental Revolving Loans to the Borrower.

                    “Incremental Revolving Lender”: a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

                    “Incremental Revolving Loans”: the Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 4.16.

                    “Incremental Term Lender”: each Lender which holds an Incremental Term Loan.

                    “Incremental Term Loans”: the Term Loans made by one or more Lenders to the Borrower pursuant to Section 4.16.

                    “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business which are current or are no more than 30 days delinquent), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person redeemable by its terms or at the option of the holder prior to the Term Loan Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

                    “Initial Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Initial Term Commitment” under such Lender’s name on such Lender’s Addendum, as such amount may be increased pursuant to Section 4.16(a). The original aggregate amount of the Initial Term Commitments is $170,000,000.

                    “Initial Term Lender”: each Lender that has an Initial Term Commitment or that holds an Initial Term Loan.

                    “Initial Term Loan”: as defined in Section 2.1.

                    “Initial Term Percentage”: as to any Initial Term Lender at any time, the percentage which such Lender’s Initial Term Commitment then constitutes of the aggregate Initial Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Initial Term Loans then outstanding constitutes of the aggregate principal amount of the Initial Term Loans then outstanding).

                    “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                    “Insolvent”: pertaining to a condition of Insolvency.

                    “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                    “Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any

Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

                    “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the Term Loan Maturity Date, as the case may be;

          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                    “Investments”: as defined in Section 8.8.

                    “Issuing Lender”: Wells Fargo Foothill, Inc., or its Affiliate that is a commercial bank in its capacity as issuer of any Letter of Credit.

                    “L/C Commitment”: $10,000,000.

                    “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

                    “L/C Issuance Side Letter”: the side letter dated as of even date with this Agreement, by and between the Issuing Lender and the Administrative Agent and acknowledged by the Borrower.

                    “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit, (b) the face amount of any Letter of Credit for which an Application has been submitted and is pending but that has not yet been issued, and (c) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

                    “L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

                    “Lead Arranger”: as defined in the recitals to this Agreement.

                    “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

                    “Letters of Credit”: as defined in Section 3.7(a).

                    “Lien”: any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement, assignment, deposit arrangement or preferential arrangement of any kind or nature whatsoever having the practical effect of the foregoing (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                    “Liquidity”: the sum of (a) cash and cash equivalents held by the Borrower and its Subsidiaries, plus (b) so long as the Borrower is able to satisfy the conditions to borrowing set forth in clauses (a) and (c) of Section 6.2 (including, but not limited to, pro forma compliance with the financial covenants pursuant to Section 7.1), the Available Revolving Commitment.

                    “Loan”: any loan made by any Lender pursuant to this Agreement.

                    “Loan Documents”: this Agreement, all Letters of Credit and Applications therefor, the Security Documents, each Delayed-Draw Activation Notice, each Incremental Assumption Agreement and the Notes.

                    “Loan Parties”: each Group Member that is a party to a Loan Document.

                    “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

                    “Material Adverse Effect”: a material adverse effect on (a) the Acquisition, (b) the business, assets, property, financial condition, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder; provided, that, for the purposes of any use of this term subsequent to the Closing Date, clause (a) above shall be deemed not to be in effect.

                    “Material Group Member”: the Borrower and each Subsidiary that, during the period of the most recent four full fiscal quarters of the Borrower for which financial statements are available, had gross revenues representing more than one percent (1%) of the total consolidated gross revenues of the Borrower for such period.

                    “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                    “Mortgaged Properties”: the real properties listed on Schedule 1.1, and any property which becomes subject to a Mortgage in accordance with Section 7.11(b), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

                    “Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

                    “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien, or otherwise required by the terms governing such Indebtedness, expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith (including, in the case of Recovery Events, costs and expenses incurred in respect of legal proceedings, arbitration, mediation and similar proceedings) and net of (x) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (y) any reserves for liabilities (fixed or contingent) for indemnification or purchase price adjustments in connection with any such transaction until such reserves cease to be reflected in the relevant financial statement (to the extent not as a result of disbursement) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

                    “Non-Excluded Taxes”: as defined in Section 4.10(a).

                    “Non-Guarantor Subsidiary”: any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

                    “Non-U.S. Lender”: as defined in Section 4.10(d).

                    “Notes”: the collective reference to any promissory note evidencing Loans.

                    “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

                    “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                    “Other Term Loans”: as defined in Section 4.16.

                    “Participant”: as defined in Section 11.6(b).

                    “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                    “Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations; (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the

Borrower or a Subsidiary Guarantor thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 7.10 and 7.11, as applicable; (iv) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a) but utilizing the financial covenant levels set forth in Section 8.1 (including any adjustment thereto pursuant to the proviso to Section 8.1(a)) corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs, (v) immediately prior to, and after giving effect thereto, the Borrower and its Subsidiaries shall have minimum Liquidity of $15,000,000, (vi) the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 8.1 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 8.1 and, in the case of any acquisition with aggregate consideration in excess of $50,000,000, appropriate revisions to the projections included in the Confidential Information Memorandum, or, if Projections have been provided pursuant to Section 7.2(c), appropriate revisions to such Projections, in each case after giving effect to such acquisition (such revised projections or Projections to be accompanied by a certificate of a Responsible Officer stating that such revised projections or Projections are based on estimates, information and assumptions set forth therein and otherwise believed by such Responsible Officer to be reasonable at such time (it being recognized that such revised projections or Projections relate to future events and are not to be viewed as fact and that actual results during the period covered thereby may differ from such revised projections or Projections by a material amount)); and (vii) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided herein, as of the time of such acquisition. Prior to the expiration of the Draw-Down Period, all Permitted Acquisitions must be financed with borrowings under the Draw-Down Facility and may not be financed with cash on hand.

                    “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                    “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                    “Pricing Grid”: the pricing grid attached hereto as Annex A.

                    “Pro Forma Balance Sheet”: as defined in Section 5.1(a).

                    “Projections”: as defined in Section 7.2(c).

                    “Properties”: as defined in Section 5.17(a).

                    “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

                    “Recovery Event”: any settlement of or payment in respect of any property, casualty or title insurance claim or any condemnation proceeding relating to any asset of any Group Member.

                    “Reference Lender”: The Bank of New York.

                    “Refunded Swingline Loans”: as defined in Section 3.4.

                    “Refunding Date”: as defined in Section 3.4.

                    “Register”: as defined in Section 11.6(d).

                    “Regulation U”: Regulation U of the Board as in effect from time to time.

                    “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

                    “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

                    “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                    “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, construct or repair fixed or capital assets useful in its business.

                    “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, construct or repair fixed or capital assets useful in the Borrower’s business.

                    “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, construct or repair fixed or capital assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

                    “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                    “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, ..29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

                    “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, and (iii) the Total Delayed-Draw Term Commitments then in effect.

                    “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                    “Responsible Officer”: the chief executive officer, president, chief financial officer or controller of the Borrower, but in any event, with respect to financial matters, the chief financial officer or controller of the Borrower.

                    “Restricted Payments”: as defined in Section 8.6.

                    “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans (including, if applicable, Incremental Revolving Loans) and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be increased pursuant to Section 4.16 or otherwise changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $50,000,000.

                    “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

                    “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations at such time and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

                    “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans (including Incremental Revolving Commitments and Incremental Revolving Loans).

                    “Revolving Loans”: as defined in Section 3.1(a).

                    “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

                    “Revolving Termination Date”: May 19, 2010.

                    “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                    “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                    “Senior Subordinated Note Indenture”: the Indenture, dated as of February 4, 2004, among the Borrower, certain of its Subsidiaries and Wells Fargo Bank Minnesota, National Association, as Trustee, in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

                    “Senior Subordinated Notes”: the $150,000,000 aggregate principal amount 7.50% senior subordinated notes of the Borrower issued on February 4, 2004, and due February 15, 2014, pursuant to the Senior Subordinated Note Indenture.

                    “Showtime Agreement”: Agreement between the Borrower and Showtime Concession Supply Co., effective November 1, 2003.

                    “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

                    “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “assets” shall include, in the case of any Group Member, all rights and claims for contribution, subrogation and indemnification against any other Group Member.

                    “Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

                    “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

                    “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                    “Subsidiary Guarantor”: each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary, (ii) any Subsidiary that is not a Material Group Member that the Borrower elects to have excluded from being a Subsidiary Guarantor or (iii) any non-Wholly Owned Subsidiary that is prohibited from becoming a Subsidiary Guarantor by the terms of any Requirement of Law (including any duties owed thereunder) binding on or applicable to such non-Wholly Owned Subsidiary or the holders of its Capital Stock.

                    “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

                    “Swingline Lender”: Bear Stearns Corporate Lending Inc., or any other Lender designated by the Borrower and approved by the Administrative Agent (such consent not to be unreasonably withheld), in its capacity as the lender of Swingline Loans.

                    “Swingline Loans”: as defined in Section 3.3.

                    “Swingline Participation Amount”: as defined in Section 3.4.

                    “Syndication Date”: the date on which the Lead Arranger declares the syndication of the Facilities to be complete (such period not to exceed 60 days after the Closing Date) and the entities selected in such syndication process become parties to this Agreement.

                    “Target”: George G. Kerasotes Corporation.

                    “Term Lenders”: the collective reference to the Initial Term Lenders, the Delayed-Draw Term Lenders and the Incremental Term Lenders.

                    “Term Loan Maturity Date”: May 19, 2012.

                    “Term Loans”: the collective reference to the Initial Term Loans, the Delayed-Draw Term Loans and the Incremental Term Loans.

                    “Total Delayed-Draw Term Commitments”: at any time, the aggregate amount of the Delayed-Draw Term Commitments then in effect.

                    “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

                    “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

                    “Transferee”: any Assignee or Participant.

                    “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

                    “United States”: the United States of America.

                    “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                    “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                    1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property”

shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder) and (vi) references to the “Borrower and its Subsidiaries” shall be deemed to include the Target and its Subsidiaries.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

                    2.1. Term Commitments. Subject to the terms and conditions hereof, (a) each Initial Term Lender severally agrees to make a term loan (an “Initial Term Loan”) to the Borrower on the Closing Date in an amount equal to the Initial Term Commitment of such Lender and (b) each Delayed-Draw Term Lender severally agrees to make one or more term loans (each, a “Delayed-Draw Term Loan”) to the Borrower from time to time during the Draw-Down Period in an aggregate amount for all such term loans not to exceed the amount of the Delayed-Draw Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

                    2.2. Procedure for Term Loan Borrowing. (a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Initial Term Lenders make the Initial Term Loans on the Closing Date and specifying the amount to be borrowed. The Initial Term Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the

Administrative Agent in its sole discretion, no Initial Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the Syndication Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Initial Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Initial Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower on the Closing Date, by wire transfer of immediately available funds to a bank account designated in writing by the Borrower, the aggregate of the amounts made available to the Administrative Agent by the Initial Term Lenders in immediately available funds.

          (b) The Borrower may request from time to time during the Draw-Down Period that the Delayed-Draw Lenders shall make Delayed-Draw Term Loans by executing and delivering to the Administrative Agent a Delayed-Draw Activation Notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, five Business Days prior to the proposed Delayed-Draw Closing Date) specifying (x) the amount of such Delayed-Draw Term Loans, (y) the applicable Delayed-Draw Closing Date and (z) the Type of such Delayed-Draw Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Delayed-Draw Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Delayed-Draw Closing Date each Delayed-Draw Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Delayed-Draw Term Loan to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower on the Delayed-Draw Closing Date, by wire transfer of immediately available funds to a bank account designated in writing by the Borrower, the aggregate of the amounts made available to the Administrative Agent by the Delayed-Draw Term Lenders in immediately available funds.

Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the aggregate amount of borrowings of Delayed-Draw Term Loans shall not exceed the Delayed-Draw Term Commitments of all Delayed-Draw Term Lenders, (ii) no more than five Delayed-Draw Closing Dates may be selected by the Borrower during the Draw-Down Period.

                    2.3. Repayment of Term Loans. (a) The principal amount of the Initial Term Loans of each Initial Term Lender shall be repayable in 28 installments (each due on the last day of each calendar quarter), commencing on September 30, 2005, each of which shall be in an amount equal to such Lender’s Initial Term Percentage multiplied by (i) in the case of the first 24 such installments, $425,000 and (ii) in the case of the final four such installments (which shall be due on September 30, 2011, December 31, 2011, March 31, 2012 and the Term Loan Maturity Date), $39,950,000.

          (b) The principal amount of each Delayed-Draw Term Loan of each Delayed-Draw Term Lender shall be repayable, (i) for all fiscal quarters ending prior to September 30, 2011, in equal consecutive quarterly installments beginning (with respect to each such Delayed-Draw Term Loan) with the first full calendar quarter ending after the making of such Delayed-Draw Term Loan (each due on the last day of each calendar quarter) of an amount equal to 0.25% of the initial principal amount of such Lender’s Delayed-Draw Term

Loans and (ii) for the fiscal quarters ending September 30, 2011, December 31, 2011 and March 31, 2012, and the payment to be made on the Term Loan Maturity Date, in equal consecutive quarterly installments (each due on the last day of each such calendar quarter, and on the Term Loan Maturity Date, as the case may be) of an amount equal to the aggregate remaining principal balance of such Lender’s Delayed-Draw Term Loans on September 29, 2011, divided by four.

          (c) In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement, provided that all Incremental Term Loans shall mature on the Term Loan Maturity Date.

                    2.4. Termination or Reduction of Delayed-Draw Term Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Delayed-Draw Term Commitments or, from time to time, to reduce the amount of the Delayed-Draw Term Commitments; provided that no such termination or reduction of Delayed-Draw Term Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Delayed-Draw Term Loans made on the effective date thereof, the aggregate Delayed-Draw Term Loans then outstanding would exceed the Total Delayed-Draw Term Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Delayed-Draw Term Commitments then in effect.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

                    3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (such loans, together with any Incremental Revolving Loans, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

          (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

                    3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans)

(provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the Syndication Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent on the Borrowing Date, by wire transfer of immediately available funds to a bank account designated by the Borrower in writing, the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders in immediately available funds. Not more than $10,000,000 of Revolving Loans shall be made on the Closing Date.

                    3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

          (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

                    3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated by the Borrower in writing.

          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                    3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Delayed-Draw Term Lender a commitment fee for the period from and including the Closing Date to the final day of the Draw-Down Period, computed on the average daily amount of the Available Delayed-Draw Term Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the final day of the Draw-Down Period, commencing on the first of such dates to occur after the date hereof, in each case at the rate per annum set forth below opposite such date.

Delayed-Draw Term
Fee Payment Date	Commitment Fee Rate
June 30, 2005	0.75%

September 30, 2005	0.75%

December 31, 2005	0.75%

March 31, 2006	1.00%

June 30, 2006	1.00%

Delayed-Draw Term
Fee Payment Date	Commitment Fee Rate
September 30, 2006	1.00%

December 31, 2006	1.00%

March 31, 2007	1.50%

Final Day of Draw-Down Period	1.50%

          (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

                    3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

                    3.7. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a term not greater than one-year may provide for the renewal thereof for additional periods not greater than one year (which shall in no event extend beyond the date referred to in clause (y) above or in the L/C Issuance Side Letter).

          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                    3.8. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Administrative Agent at its address for notices specified herein an Application therefor. Upon receipt of any Application, the Administrative Agent will notify the Issuing Lender of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application (in each case to be completed to the satisfaction of the Issuing Lender, and accompanied by such other certificates, documents and other papers and information as the Issuing Lender may reasonably request) and any certificate, document or other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly cause the Letter of Credit to be issued on the date (the “Issuing Date”) requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than the time set forth in the L/C Issuance Side Letter) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

                    3.9. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit equal to 0.30% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

                    3.10. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to cause Letters of Credit to be issued hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum then applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

                    3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

                    3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for (except to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender), and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

                    3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

                    3.14. Applications; L/C Issuance Side Letter. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply. To the extent that any provision of the L/C Issuance Side Letter is inconsistent with the provisions of Sections 3.7, 3.8, 3.9, 3.10, 3.11, 3.12 or 3.13 the provisions of the L/C Issuance Side Letter shall apply.

SECTION 4.   GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

                    4.1. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, (x)

three Business Days prior thereto, in the case of Eurodollar Loans, (y) one Business Day prior thereto, in the case of Base Rate Loans, and (z) on the date of prepayment, in the case of Swingline Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

          (b) Each optional prepayment in respect of the Initial Term Loans made prior to the second anniversary of the Closing Date shall be accompanied by a pro rata reduction of the Delayed-Draw Term Commitment of each Lender in effect at such time in the amount of such optional prepayment.

                    4.2. Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock shall be issued by any Group Member (other than any Capital Stock issued to any Group Member) or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or contribution toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).

          (b) If any Indebtedness shall be issued or incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).

          (c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $7,500,000 (in the case of Asset Sales) or $7,500,000 (in the case of Recovery Events) in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).

          (d) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          (e) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.2 shall be applied, first, to the prepayment of the Term Loans ratably between the Initial Term Loans, the Delayed-Draw Term Loans and the Incremental Term Loans based on the outstanding principal amounts thereof at such time and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount equal to such excess in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

                    4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                    4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time prior to any increase pursuant to Section 4.16, and no more than twelve Eurodollar Tranches shall be outstanding at any one time thereafter.

                    4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

                    4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that,

with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

                    4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

                    4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Initial Term Percentages, Delayed-Draw Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Initial Term Loans, the Delayed-Draw Term Loans and the Incremental Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant

Facility, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Borrower against any such Lender.

          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

                    4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

          (c) A certificate setting forth in reasonable detail any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                    4.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          (f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                    4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable Eurodollar Rate for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                    4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

                    4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a), (b) is a Non-Consenting Lender (as defined in Section 11.1) or (c) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to, or accrued for the benefit of, such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and, in the case of any replacement Revolving Lender, the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                    4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(a)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

                    4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue

Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

                    4.16. Increase in Term Loans and Revolving Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loans and/or Incremental Revolving Commitments in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Loans, as the case may be, in their own discretion; provided, that each Incremental Term Lender and/or Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, in the case of Incremental Revolving Lenders only, the Issuing Lender (which approval shall, in either case, not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be in minimum increments of $15 million or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”), (iii) whether such Incremental Term Loans, if any, are to be term loans on the same terms as the Initial Term Loans or term loans with terms different from the outstanding Term Loans (“Other Term Loans”), (iv) the use of proceeds for such Incremental Term Loan and (v) attaching pro forma financial statements demonstrating compliance on a pro forma basis with the financial covenants set forth in Section 8.1 after giving effect to such Incremental Term Loan and/or Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom (including by giving pro forma effect to any Permitted Acquisition financed thereby) as if made and applied on the date of the most-recent financial statements of the Borrower delivered pursuant to Section 7.1.

          (b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loans of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) no Incremental Term Loans shall be permitted to be made prior to the time that the Delayed-Draw Term Facility shall have been fully drawn, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (iii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and provided, further, that if the interest rate margin in respect of any Other Term Loan exceeds the Applicable Margin for the Term Loans by more than -1/4 of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), such Applicable Margin shall be increased so that the interest rate margin in respect of such Other Term Loan (giving effect to any OID issued in connection with such Other Term Loan) is no more than -1/4 of 1% higher than the Applicable Margin for the Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans and/or Incremental Revolving Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

          (c) Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 4.16 unless (i) on the date on which such Loan is made or of such effectiveness, the conditions set forth in Section 6.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under Section 6.1 and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bring downs) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Incremental Revolving Loans are secured by the Collateral ratably with the existing Term Loans and Revolving Loans and (iii) the Borrower and its Subsidiaries would be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such Incremental Term Loans and/or Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

          (d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans) and/or Incremental Revolving Loans, when originally made, are included in each Borrowing of outstanding Term Loans or Revolving Loans on a pro rata basis, and the Borrower agrees that Section 4.11 shall apply to any conversion of Eurocurrency Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

SECTION 5. REPRESENTATIONS AND WARRANTIES

                    To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

                    5.1. Financial Condition.

          (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been made available to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of estimated fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

          (b) (i) The audited consolidated balance sheets of each of the Borrower and the Target as at December 31, 2002, December 31, 2003 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP or Ernst & Young LLP, as the case may be (in the case of the Borrower) and Kerber, Eck and Braecael, LLP (in the case of the Target), present fairly in all material respects the consolidated financial condition of each of the Borrower and the Target, as the case may be, as at such dates, and the consolidated results of their respective operations and its consolidated cash flows for the respective fiscal years then ended.

      (ii) The unaudited consolidated balance sheet of each of the Borrower and the Target as at March 31, 2005, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of each of the Borrower and the Target, as the case may be, as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).

All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by the Borrower or the Target of any material part of its business or property.

                    5.2. No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

                    5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect except as otherwise noted on such Schedule 5.4 and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                    5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                    5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

                    5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                    5.8. Ownership of Property; Liens. Each Material Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property currently used in its business, and good title to, or a valid leasehold interest in, all its other material property currently used in its business, excluding minor defects in title that do not interfere with the use of such real or personal property for their intended purposes and none of such property is subject to any Lien except as permitted by Section 8.3.

                    5.9. Intellectual Property. Each Material Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business in all material respects as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property, or the validity or effectiveness of any Intellectual Property, material to its business, nor does the Borrower know of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any manner that would result in a claim against any Group Member that could reasonably be expected to have a Material Adverse Effect.

                    5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or charge, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim out of which a tax Lien could reasonably be expected to arise is being asserted, with respect to any such tax, fee or other charge, except any such Lien being contested as aforesaid as to which sale or other enforcement action has been stayed as a result of such contest.

                    5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

                    5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

                    5.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                    5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

                    5.15. Subsidiaries. Except as set forth on Schedule 5.15 or otherwise disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

                    5.16. Use of Proceeds. The proceeds of the Initial Term Loans made on the Closing Date shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Delayed-Draw Term Loans and any Incremental Term Loans shall be used to finance Permitted Acquisitions and to pay related fees and expenses; provided, that, the proceeds of any Delayed-Draw Term Loan made after the first date on which the Available Delayed-Draw Commitment is $35,000,000 or less shall be used for any general corporate purpose (including Permitted Acquisitions). The proceeds of the Revolving Loans shall be used together with the proceeds of the Swingline Loans and the Letters of Credit for any general corporate purposes; provided, that such proceeds shall not be used to finance Permitted Acquisitions prior to the termination of the Draw-Down Period unless the Delayed-Draw Term Loans shall have been fully drawn.

                    5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

          (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

          (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

                    5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of the Borrower and, to the best knowledge of the Borrower, of the Seller, contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                    5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Guarantee and Collateral Agreement), when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), and the other actions specified in the Guarantee and Collateral Agreement are taken, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof as contemplated by the Guarantee and Collateral Agreement, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b)(i), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Indebtedness (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3). Schedule 5.19(b)(ii) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000 (in the case of any owned real property) or aggregate payments in excess of $400,000 per annum (in the case of any leased real property).

                    5.20. Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

                    5.21. Senior Indebtedness. The Obligations constitute “Senior Debt” and “Designated Senior Debt” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Senior Debt” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

                    5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance of the type described in Section 7.14(c) has been provided with respect to such property.

                    5.23. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, the Senior Subordinated Note Indenture, the Coke Agreement, the Employment Agreement and the Showtime Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 6. CONDITIONS PRECEDENT

                    6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no earlier than May 19, 2005 and no later than June 15, 2005), of the following conditions precedent:

          (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor; (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and (iv) the Deposit Account Control Agreement, executed and delivered by the Borrower, the Agent and the banking institution where the Borrower’s principal concentration account is maintained.

          (b) Acquisition, etc. The following transactions shall have been or shall concurrently be consummated, in each case on terms and conditions reasonably satisfactory to each Agent and each Lender:

            (i) The Acquisition shall have been consummated for an aggregate purchase price not exceeding $66,000,000 (subject to final post-closing adjustments in accordance with the Acquisition Documentation) in accordance with the Acquisition Agreement and applicable requirements of law, and the Acquisition Documentation shall not have been amended, waived or otherwise modified in any material respect adverse to the Borrower or the Lenders without the prior written consent of the Administrative Agent and the Required Lenders;

            (ii) The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $10,000,000;

            (iii) All amounts outstanding under the Borrower’s existing Senior Secured First Priority Credit Facility, dated as of February 4, 2004, and Senior Secured Second Priority Credit Facility, dated as of February 4, 2004, shall have been repaid, all commitments thereunder shall have been terminated and all liens securing such facilities shall have been terminated, or agreed to be terminated pursuant to a pay-off letter in each case on terms and conditions satisfactory to the Administrative Agent; and

            (iv) All of the Target’s outstanding debt (if any) shall have been paid, redeemed or repurchased in full (subject to any exceptions to be agreed on), or arrangements for such payment, redemption or repurchase shall have been made on terms and conditions satisfactory to the Administrative Agent. The capital and ownership structure of the Borrower and its subsidiaries shall be consistent with that described in the Confidential Information Memorandum after giving effect to the Transaction. The consummation of the Transaction shall not trigger any change of control put rights under any such indebtedness to remain outstanding after the Closing Date.

          (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the financial statements described in Section 5.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

          (d) Consolidated Leverage Ratio. The Administrative Agent shall have received satisfactory evidence that the Consolidated Leverage Ratio of the Borrower (based on the pro forma balance sheet described in Section 5.1(a), as of March 31, 2005) does not exceed 4.00 to 1.00.

          (e) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the Acquisition, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect (excluding consents of landlords where, despite the commercially reasonable efforts of the Borrower, such consents and other documentation required for collateral security to be granted in favor of the Administrative Agent in respect of the relevant leased property shall not be obtained as of the Closing Date), and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

          (g) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (h) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including the certificate or articles of organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

          (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

            (i) the legal opinion of King & Spalding LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit H-1;

            (ii) the legal opinion of Page, Scrantom, Sprouse, Tucker & Ford, P.C., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit H-2;

            (iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and

            (iv) the legal opinion of local counsel in each jurisdiction in which a Group Member is organized and of such other special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

          (l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower.

          (m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

                    6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

      (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, and except as to changes otherwise expressly permitted by the terms of the Loan Documents.

      (b) Cash Balances. The cash balance on hand of the Borrower and its Subsidiaries as of such date shall not exceed $25,000,000 (on the date of the initial extension of credit) or $15,000,000 (on the date of any subsequent extension of credit), in each case after giving effect to such extension of credit, the application of proceeds of such borrowing and the use of cash on hand as consideration for any transaction contemplated by such application of proceeds, which proceeds and cash on hand must be applied within a reasonable period of time thereafter; provided, that the foregoing condition shall not apply to any Delayed-Draw Term Loan made following the first date on which the Available Delayed-Draw Commitment is $35,000,000 or less.

      (c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

                    The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

                    7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

          (a) as soon as available, but in any event within 65 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 40 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (45 days after the end of the fiscal quarters ending June 30, 2005 and September 30, 2005), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Documents required to be delivered pursuant to this Section 7.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

                    7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

          (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a written statement of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of the existence of any Default or Event of Default, except as specified in such statement (it being understood that such examination will have extended only to financial accounting matters and that no special or separate inquiry or review will have been made with respect to the existence of any Defaults or Events of Default), unless applicable professional standards or practices preclude such accountants from furnishing such written statement;

          (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and stating that, insofar as is known to the Responsible Officer signing such Compliance Certificate, no Default or Event of Default has occurred and is continuing other than as described in reasonable detail in such Compliance Certificate, and (ii) to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions set forth therein and otherwise believed by such Responsible Officer to be reasonable at such time (it being recognized that such Projections relate to future events and are not to be viewed as fact and that actual results during the period covered thereby may differ from such Projections by a material amount);

          (d) if the Borrower is not then a reporting company or otherwise complying with reporting company requirements under the Securities Exchange Act of 1934, as amended, within 35 days after the end of each fiscal quarter of the Borrower (40 days after the end of the fiscal quarters ending June 30, 2005 and September 30, 2005), or 60 days, in the case of the last fiscal quarter of any fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Acquisition Documentation;

          (f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within three Business Days after the same are filed, notice of the filing of all periodic reports that the Borrower may make to, or file with, the SEC; and

          (g) promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 7.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

                    7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

                    7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

          (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    7.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

          (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against in the same general area by companies engaged in the same or a similar business, in each case giving effect to reasonable self-insurance levels and deductibles.

                    7.6. Inspection of Property; Books and Records; Discussions .(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

          (b) Permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours upon reasonable prior notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

                    7.7. Notices Promptly give notice to the Administrative Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                    7.8. Environmental Laws . (a) Comply with, in all material respects, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where any such requirements or compliance is being contested in good faith by appropriate proceedings.

                    7.9. Interest Rate Protection . In the case of the Borrower, within 60 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

                    7.10. Landlord Consents . Use its commercially reasonable efforts to obtain from landlords of properties leased by such Loan Party consents and other documentation reasonably satisfactory to the Administrative Agent for the grant of collateral Security interests in a number of such properties equal to at least 33% of the total number of properties leased by the Borrower or any of its Subsidiaries.

                    7.11. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

          (b) With respect to (i) any fee interest in any real property having an aggregate fair market value (together with improvements thereof) of at least $1,000,000 acquired in one or a series of transactions after the Closing Date by any Borrower or any other Loan Party (including any such real property owned by any new Subsidiary Guarantor acquired after the Closing Date and excluding any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 8.3(g)) or (ii) subject to the related Loan Party obtaining the required landlord consent (provided that each Loan Party shall use commercially reasonable efforts to obtain such consent), any leasehold interest in any real property requiring aggregate payments in excess of $400,000 per annum acquired or leased (including any leasehold property interest owned by any new Subsidiary Guarantor acquired after the Closing Date or any leasehold property interest with respect to which a required landlord consent is granted after the Closing Date) in one or a series of transactions after the Closing Date by any Borrower or any other Loan Party, promptly (1) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (2) deliver to the Administrative Agent an appraisal of such real property from a firm reasonably satisfactory to the Administrative Agent, (3) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents, waivers or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage and that the Borrower can obtain using commercially reasonable efforts, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (4) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than (x) an Excluded Foreign Subsidiary, (y) a new Subsidiary that, if it had been consolidated with the Borrower as of the first date of the most-recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1, would not constitute a Material Group Member or (z) a non-Wholly Owned Subsidiary which is prohibited from becoming a Subsidiary Guarantor by the terms of any Requirement of Law (including any duty owed thereunder) binding on or applicable to such non-Wholly Owned Subsidiary or the holders of its Capital Stock) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), or any other Subsidiary designated by the Borrower to become a Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, if at any time (x) the aggregate revenues represented by all non-Material Group Members which are Non-Guarantor

Subsidiaries shall exceed 3% of the total consolidated gross revenues of the Borrower for the period of the most recent four full fiscal quarters of the Borrower for which financial statements are available or (y) the aggregate book value of the assets of all non-Material Group Members which are Non-Guarantor Subsidiaries shall exceed $17,500,000, the Borrower shall cause a number of non-Material Group Members which are Non-Guarantor Subsidiaries to comply with the terms of this paragraph sufficient to cause the aggregate revenues and assets of such non-Material Group Members which are Non-Guarantor Subsidiaries not to exceed the maximum amounts set forth in clauses (x) and (y), respectively.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, as reasonably determined by the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                    7.12. Further Assurances . From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

                    7.13. Cash Management . The Borrower shall cause all funds contained in each deposit account maintained by it or any of its Subsidiaries for revenues to be swept not less frequently than once per week into the deposit account subject to the Deposit Account Control Agreement.

                    7.14. Mortgages, etc . Within 10 Business Days of the Closing Date:

          (a) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

          (b) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request (including without limitation survey-related endorsements, to the extent available, either based on an existing survey or a certificate given by the relevant Loan Party) and (G) be issued by title companies (collectively, the “Title Insurance Company”) satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid or arrangements for payment satisfactory to the Administrative Agent have been made.

          (c) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and is located in a “special flood hazard area”, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

          (d) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties, in each case as may have been requested by the Administrative Agent.

          (e) The Administrative Agent shall have received the executed legal opinion of local counsel in each jurisdiction in which a Mortgaged Property is located.

SECTION 8.   NEGATIVE COVENANTS

                    The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                    8.1. Financial Condition Covenants . (a)  Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio (i) as of the Closing Date to exceed 5.00 to 1.00 or (ii) as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarters Ending	Leverage Ratio
June 30, 2005 through June 30, 2006	5.00 to 1.00

September 30, 2006 through December 31, 2006	4.75 to 1.00

March 31, 2007 and thereafter	4.50 to 1.00

; provided, that, notwithstanding the foregoing, if the Borrower consummates any Permitted Acquisition such that the aggregate consideration for all Permitted Acquisitions consummated during the period from the Closing Date through December 31, 2005 exceeds $125,000,000, the Borrower shall not permit the Consolidated Leverage Ratio as of the last day of each of the eight succeeding periods of four consecutive fiscal quarters of the Borrower (beginning with and including the period of four consecutive fiscal quarters of the Borrower ending on the last day of the fiscal quarter during which such Permitted Acquisition is consummated (such fiscal quarter the “Threshold Quarter”) to exceed the ratio set forth below opposite such fiscal quarter:

Period of Four Consecutive Fiscal	Consolidated
Quarters Ending on the last day of the:	Leverage Ratio
Threshold Quarter	5.50 to 1.00

Next Three Fiscal Quarters	5.50 to 1.00

Next Two Fiscal Quarters	5.00 to 1.00

Next Two Fiscal Quarters	4.75 to 1.00

Thereafter	4.50 to 1.00

          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less,

the number of full fiscal quarters subsequent to the Closing Date) to be less than 2.00 to 1.00; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending June 30, 2005, September 30, 2005 and December 31, 2005, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively; provided, further, that, for the fiscal quarter of the Borrower ending June 30, 2005, Consolidated Interest Expense shall be adjusted to give pro forma effect to the Acquisition, as if it had been consummated on the first day of such fiscal quarter.

                    8.2. Indebtedness . Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

          (a) Indebtedness of any Loan Party pursuant to any Loan Document;

          (b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary or Non-Guarantor Subsidiary to any Foreign Subsidiary or Non-Guarantor Subsidiary and (iv) subject to Section 8.8(h), of any Foreign Subsidiary or Non-Guarantor Subsidiary to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Wholly Owned Subsidiary Guarantor and, subject to Section 8.8(h), of any Foreign Subsidiary or any Non-Guarantor Subsidiary;

          (d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals, extensions and replacements thereof (without increasing, or shortening the maturity of, the principal amount thereof);

          (e) Indebtedness (excluding Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

          (f) Capital Lease Obligations secured by Liens permitted by Section 8.3(g); provided, that, the Borrower shall not enter into any Capital Lease Obligations if (i) the pro forma Consolidated Leverage Ratio at the time of entry into any such proposed Capital Lease Obligation (determined by reference to the most recently delivered Compliance Certificate calculating the Consolidated Leverage Ratio and giving pro forma effect to the proposed Capital Lease Obligation) exceeds 4.00 to 1.00 and (ii) the aggregate amount of Capital Lease Obligations (after giving effect to such proposed Capital Lease Obligation) entered into or assumed after the Closing Date would exceed $25,000,000;

          (g) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $150,000,000, (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes and (iii) any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity, increasing the principal amount or increasing the interest payments in respect thereof);

          (h) Hedge Agreements permitted under Section 8.12 and

          (i) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

          (j) Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations, or workers’ compensation or self-insurance obligations, incurred in the ordinary course of business;

          (k) Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts;

          (l) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

          (m) Indebtedness (other than Capital Lease Obligations) of any Persons that become Subsidiaries after the Closing Date, or that is secured by any property or assets acquired after the Closing Date, in all cases pursuant to Permitted Acquisitions, in an aggregate principal amount at any time outstanding not to exceed $10,000,000, together with all extensions, renewals, replacements and refinancings of any such Indebtedness, in whole or in part, that do not increase the outstanding principal amount thereof or shorten the maturity thereof, provided that (x) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, and (y) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such Indebtedness as if such Indebtedness had been incurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a) but utilizing the financial covenant levels set forth in Section 8.1 (including any adjustment thereto pursuant to the proviso to Section 8.1(a)) corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs;

          (n) Capital Lease Obligations of any Persons that become Subsidiaries after the Closing Date, or that are secured by any property or assets acquired after the Closing Date, in all cases pursuant to Permitted Acquisitions, together with all extensions, renewals, refinancings and replacements of any such Capital Lease Obligations, in whole or in part, that do not increase the payment obligations in respect thereof, provided that (x) such Capital Lease Obligations exist at the time of such Permitted Acquisition and are not created in contemplation of or in connection with such Permitted Acquisition, and (y) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such Capital Lease Obligations as if such Capital Lease Obligations had been incurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a) but utilizing the financial covenant levels set forth in Section 8.1 (including any adjustment thereto pursuant to the proviso to Section 8.1(a)) corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs;

          (o) Indebtedness of the Borrower that is subordinated in right of payment to the prior payment in full of the Obligations pursuant to terms and conditions that are no less favorable to the Lenders than the terms and conditions of subordination provided in the Senior Subordinated Note Indenture or otherwise acceptable to the Administrative Agent, provided that after giving effect to such Indebtedness and the Borrower’s use of the proceeds thereof, the Borrower shall be in compliance with the financial covenants set forth in Section 8.1; and

          (p) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding.

                    8.3. Liens . Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

          (a) Liens for federal and state income taxes and other material taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to (i) Section 8.2(e) or Section 8.2(n) or (ii) Section 8.2(f) or Section 8.2(m) to finance the acquisition of fixed or capital assets, and any refinancings, refundings, renewals, extensions and replacements thereof, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (h) Liens created pursuant to the Security Documents;

          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (j) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement otherwise permitted hereby;

          (k) purported Liens evidenced by the filing of precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property entered into in the ordinary course of business;

          (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (m) licenses of patents, trademarks, copyrights, and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

          (n) Liens in effect as of the Closing Date on furniture, trade fixtures, equipment and other tangible property in favor of landlords and lessors of theatre facilities to secure obligations owing under the leases for such theatre facilities, provided that such Liens apply only to tangible property located at such leased facilities;

          (o) Liens in respect of judgments or other legal process that do not constitute an Event of Default pursuant to Section 9; and

          (p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.

                    8.4. Fundamental Changes . Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(h), with or into any Foreign Subsidiary or Non-Guarantor Subsidiary;

          (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor or, subject to Section 8.8(h), any Foreign Subsidiary or any Non-Guarantor Subsidiary;

          (c) any Subsidiary may merge with another Person to effect a transaction permitted under Section 8.8; and

          (d) transactions permitted under Section 8.5 shall be permitted.

                    8.5. Disposition of Property . Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

          (a) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business;

          (c) Dispositions permitted by Section 8.4(a), (b) and (c);

          (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (e) Dispositions of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower;

          (f) Dispositions permitted by Section 8.11; and

          (g) Dispositions of Cash Equivalents.

                    8.6. Restricted Payments . Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any common stock of any Group Member, whether now or hereafter outstanding, or make any other distribution (other than distributions made solely in common stock of the Person making such distribution) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except:

          (a) Restricted Payments by any Subsidiary to the Borrower or any Wholly Owned Subsidiary Guarantor; and

          (b) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Payments as follows: (i) if the pro forma Consolidated Leverage Ratio at the time of such Restricted Payment (determined by reference to the most recently delivered Compliance Certificate calculating the Leverage Ratio and giving pro forma effect to the respective Restricted Payments) (x) is less than 2.50:1.00, then Company shall be permitted to make those Restricted Payments that would be permitted under Section 4.07 of the Senior Subordinated Note Indenture at the time of such Restricted Payments or (y) is greater than 2.50:1.00, but less than 4.50:1.00, then the aggregate amount of such Restricted Payments shall not exceed $12,000,000 in the aggregate in any fiscal year; provided, that such amount may be increased in any fiscal year starting with the fiscal year ending December 31, 2006 by the amount not utilized in the previous fiscal year if the pro forma Consolidated Leverage Ratio at the time of such Restricted Payment (determined by reference to the most recently delivered Compliance Certificate calculating the Leverage Ratio and giving pro forma effect to the respective Restricted Payments) is less than 4.00 to 1.00.

                    8.7. Capital Expenditures . Make or commit to make any Capital Expenditure if any Default or Event of Default has occurred and is continuing or would result therefrom, or would have occurred as a result of a breach of Section 8.1 if such Capital Expenditure were deemed to have been made and any Indebtedness incurred to finance such Capital Expenditure was incurred on the last day of the fiscal quarter most recently ended).

                    8.8. Investments . Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) Investments in Cash Equivalents;

          (c) Guarantee Obligations permitted by Section 8.2;

          (d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding;

          (e) the Acquisition;

          (f) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount or which, to the extent constituting Capital Expenditures, are permitted by Section 8.7;

          (g) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

          (h) Investments made after the Closing Date in non-Guarantor Subsidiaries and joint ventures of any Loan Party in an amount not to exceed $10,000,000 at any one time outstanding;

          (i) Permitted Acquisitions;

          (j) Investments (x) received in satisfaction or partial satisfaction from financially troubled account debtors, and (y) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

          (k) Investments received as non-cash consideration for sales, transfers, leases and other dispositions of assets otherwise permitted hereby;

          (l) Investments in Hedge Agreements permitted hereby; and

          (m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,500,000 during the term of this Agreement.

                    8.9. Optional Payments and Modifications of Certain Debt Instruments . (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes if the effect of such amendment, modification, waiver or other change is to increase the interest rate on the Senior Subordinated Notes, change (to earlier dates) any dates on which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on the Borrower), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of the Senior Subordinated Notes (or any Guarantee thereof), or to increase materially the obligations of the Company thereunder or to confer any additional rights on the holders of the Senior Subordinated Notes (or a trustee or other representative on their behalf) that would be adverse in any material respect to any Loan Party or the Lenders, or require the payment of a consent fee; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

                    8.10. Transactions with Affiliates . Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to (x) reasonable and customary fees paid to members of the board of directors of the Borrower and its Subsidiaries and (y) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

                    8.11. Sales and Leasebacks . Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except to the extent the aggregate book value of all such properties that are subject to such transactions does not exceed $10,000,000.

                    8.12. Hedge Agreements . Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Subordinated Notes) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

                    8.13. Changes in Fiscal Periods . Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

                    8.14. Negative Pledge Clauses . Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) binding agreements providing for the sale of property within 45 days of the attachment of such restriction which are otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the property to be sold, directly or indirectly, thereby), (d) restrictions by reason of customary provisions restricting Liens, assignments, subletting, or other transfers contained in joint venture agreements, leases, licenses, and similar agreements entered into in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the property and rights subject to such agreements) consistent with past practice and (e) restrictions imposed by Section 4.12 of the Senior Subordinated Note Indenture.

                    8.15. Clauses Restricting Subsidiary Distributions . Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions by reason of customary provisions in joint venture agreements, leases, licenses and similar agreements entered into in the ordinary course of business consistent with past practice, (iv) any restrictions imposed by agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (v) any restrictions existing under Sections 4.07 and 4.11 of the Senior Subordinated Note Indenture.

                    8.16. Lines of Business . Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

                    8.17. Amendments to Acquisition Documents . (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto.

          (b) Otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

                    8.18. Leases . Enter into any material lease with respect to real property unless the Board of Directors or a Responsible Officer of the Borrower has determined that the economic and other terms of such lease would result in positive cash flow to the Borrower and its Subsidiaries.

SECTION 9.   EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a), Section 7.14 or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

          (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance beyond any applicable grace period of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond any applicable grace period, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

          (f) (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

          (h) one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than forty percent (40%) of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

          (l) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert on reasonable grounds;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations (to the extent not cash collateralized), other than any L/C Obligation arising solely from a Letter of Credit for which an Application has been submitted and is pending, but which has not been issued, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations (to the extent not cash collateralized), other than any L/C Obligation arising solely from a Letter of Credit for which an Application has been submitted and is pending, but which has not been issued, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10.   THE AGENTS

                    10.1. Appointment . Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

                    10.2. Delegation of Duties . Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                    10.3. Exculpatory Provisions . Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                    10.4. Reliance by Agents . Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                    10.5. Notice of Default . No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                    10.6. Non-Reliance on Agents and Other Lenders . Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                    10.7. Indemnification . The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                    10.8. Agent in Its Individual Capacity . Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

                    10.9. Successor Administrative Agent . The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                    10.10. Agents Generally . Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

                    10.11. The Lead Arranger and Documentation Agent . Neither the Lead Arranger nor the Documentation Agent, in their capacities as such, shall have any duties or responsibilities, or incur any liability, under this Agreement and other Loan Documents.

SECTION 11.   MISCELLANEOUS

                    11.1. Amendments and Waivers . Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) amend, modify or waive any provision which disproportionately (when compared to the effect of such amendment, modification or waiver on any other Facility) and adversely affects any Facility without the written consent of the Majority Facility Lenders with respect to such Facility; (vii) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility; (viii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (ix) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (x) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (xi) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                    In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Initial Term Loans or all outstanding Delayed-Draw Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or not materially more favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

                    If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders under a single Facility),

the consent of the Required Lenders (or Majority Facility Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Initial Term Loans, Delayed-Draw Term Loans and/or Incremental Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Initial Term Loans, Delayed-Draw Term Loans and/or Incremental Term Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.

                    11.2. Notices and Communications . All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901
Attention: Martin A. Durant
Telecopy: (706) 324-0470
Telephone: (706) 576-3415

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, New York 10179
Attention: Kevin Cullen
Telecopy: (212) 272-9184
Telephone: (212) 272-5724

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

                    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                    11.3. No Waiver; Cumulative Remedies . No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                    11.4. Survival of Representations and Warranties . All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

                    11.5. Payment of Expenses and Taxes . The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent (including all such amounts incurred in any bankruptcy or other insolvency proceeding), (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, attorneys and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Martin A. Durant (Telephone No. (706) 576-3415) (Telecopy No. (706) 324-0470), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive the termination of this Agreement and repayment of the Loans and all other amounts payable hereunder.

                    11.6. Successors and Assigns; Participations and Assignments . (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A) the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans or Commitments in respect of Term Loans; and

          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and

          (C) in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.

          (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below) or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of the Initial Term Facility, the Delayed-Draw Term Facility or the Other Term Facility or any assignment to a Lender, an affiliate of a Lender or an Approved Fund, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

          (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

          (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

          (D) in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

          For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

          “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

          “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent written notice to the contrary demonstrating manifest error.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                      (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1)requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

                      (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

                      (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

                      (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

                    11.7. Adjustments; Set-off . (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                    11.8. Counterparts . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                    11.9. Severability . Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    11.10. Integration . This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                    11.11. GOVERNING LAW . THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                    11.12. Submission To Jurisdiction; Waivers . The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          11.13. Acknowledgments . The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                    11.14. Releases of Guarantees and Liens . (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

          (b) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

                    11.15. Confidentiality . Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who are advised by the Agent or Lender as to the confidential nature of such information, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a breach of confidentiality known by the Agent or Lender to have occurred), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

                    11.16. WAIVERS OF JURY TRIAL . THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                    11.17. Delivery of Addenda . Each initial Lender (other than any Agent that is also a Lender) shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARMIKE CINEMAS, INC.
By:	/s/ Martin A. Durant
	Name:	Martin A. Durant
	Title:	Senior Vice President – Finance Treasurer and Chief Financial Officer

Signature Page to the Credit Agreement for Carmike Cinemas, Inc.

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner
By:	/s/ Victor F. Bulzacchelli
	Name:	Victor F. Bulzacchelli
	Title:	Vice President

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

Signature Page to the Credit Agreement for Carmike Cinemas, Inc.

WELLS FARGO FOOTHILL, INC., as Documentation Agent, as Issuing Lender and as a Lender
By:	/s/ Kevin S. Fong
	Name:	Kevin S. Fong
	Title:	Vice President

Signature Page to the Credit Agreement for Carmike Cinemas, Inc.

THE FOOTHILL GROUP, INC., as a Lender
By:	/s/ Sean T. Dixon
	Name:	Sean T. Dixon
	Title:	Vice President

Signature Page to the Credit Agreement for Carmike Cinemas, Inc.

Annex A

PRICING GRID FOR REVOLVING LOANS AND SWINGLINE LOANS

	Applicable Margin
	for Eurodollar	Applicable Margin for
Pricing Level	Loans	Base Rate Loans
I	2.25%	1.25%
II	1.75%	0.75%
III	1.50%	0.50%

The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the date which is six months after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

                    As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

                    “Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than 3.50 to 1.00.

                    “Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 3.50 to 1.00 but greater than 2.50 to 1.00.

                    “Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 2.50 to 1.00.

EXHIBIT A

FORM OF ADDENDUM

          Reference is made to the Credit Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carmike Cinemas, Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other entities from time to time parties thereto, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, Wells Fargo Foothill, Inc., as Documentation Agent, and Bear Stearns Corporate Lending Inc., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          Upon execution and delivery of this Addendum by the parties hereto as provided in Section 11.17 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth in Schedule 1 hereto, effective as of the Closing Date.

          THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          This Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this ___day of ___, 2005.

Name of Lender
By:
Name:
Title:

Accepted and agreed:

CARMIKE CINEMAS, INC.

By:
Name:
Title:

2

BEAR STEARNS CORPORATE LENDING INC., as
Administrative Agent

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:

Notice Address:

Attention:

Telephone:

Facsimile:

2.	Revolving Commitment:

3.	Initial Term Commitment:

4.	Delayed-Draw Term Commitment:

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION

          Reference is made to the Credit Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carmike Cinemas, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, Wells Fargo Foothill, Inc., as Documentation Agent, and Bear Stearns Corporate Lending Inc., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          1. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

          2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

          3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

 2

          4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 4.10 of the Credit Agreement.

          5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

          6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

          7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

          This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Assumption

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:                              , 20

Commitment
Credit	Principal	Percentage
Facility Assigned	Amount Assigned	Assigned[1]
_____________________________________	$ ____________	___._______	%

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Title:	Title:

Accepted:	Consented To:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent	CARMIKE CINEMAS, INC.,[2] as Borrower

By:	By:
Title:	Title:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:
Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

[2]	The Borrower’s consent may not be required. Typically, the Credit Agreement provides that the consent of the Borrower is required unless the assignee already is a Lender under the Credit Agreement. Check the Credit Agreement to determine what is needed.

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

          This Compliance Certificate is delivered to you [pursuant to Section 7.2(b)(i) of the Credit Agreement][in connection with the consummation of a Permitted Acquisition under the Credit Agreement], dated as of May 19, 2005, as amended, supplemented or modified from time to time (the “Credit Agreement”), among Carmike Cinemas, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties thereto (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), Wells Fargo Foothill, Inc., as documentation agent (in such capacity, the “Documentation Agent”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

          1. I am the duly elected, qualified and acting [Chief Financial Officer][Controller] of the Borrower.

          2. I have reviewed and am familiar with the contents of this Certificate.

          3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

          4. Attached hereto as Attachment 2 are the computations showing [pro forma] compliance by the Group Members with the covenants set forth in Section 8.1 of the Credit Agreement.

          IN WITNESS WHEREOF, I execute this Certificate this ___day of ___, 20___.

CARMIKE CINEMAS, INC.
By:
Title:

Attachment 1
to
Exhibit C

[Financial Statements]

Attachment 2
to
Exhibit C

     The information described herein is as of _________ ___, 20___, and pertains to the period from _________ ___, 20___, to _________ ___, 20___.

[Set forth Covenant Calculations]

[Set forth information and calculations for determining Applicable Margin for Revolving Loans]

EXHIBIT D

GUARANTEE AND COLLATERAL AGREEMENT

made by

CARMIKE CINEMAS, INC.

and certain of its Subsidiaries

in favor of

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of May 19, 2005

-i-

-ii-

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Contracts
Schedule 8	Existing Prior Liens

ANNEXES

Annex 1	Form of Assumption Agreement
Annex 2	Form of Acknowledgement and Consent

-iii-

          GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 19, 2005, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks, financial institutions and other entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carmike Cinemas, Inc., a Delaware corporation (the “Borrower”), the Lenders, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), Wells Fargo Foothill, Inc., as documentation agent (in such capacity, the “Documentation Agent”), and the Administrative Agent.

W I T N E S S E T H:

          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

          WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

          WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

          WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

          NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Agents and the Lenders, as follows:

SECTION 1. DEFINED TERMS

     1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

          (b) The following terms shall have the following meanings:

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          “Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          “Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

          “Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Lender or any affiliate of any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or affiliate thereof that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).

          “Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations, but only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto, and (iii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement).

          “Collateral”: as defined in Section 3.

          “Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

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          “Contracts”: the contracts and agreements listed in Schedule 7, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

          “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

          “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

          “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

          “Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

          “Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

          “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

          “Guarantors”: the collective reference to each Grantor other than the Borrower.

          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          “Intercompany Note”: any promissory note evidencing loans made by any Grantor to any Group Member.

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          “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

          “Issuers”: the collective reference to each issuer of any Investment Property.

          “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

          “Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

          “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

          “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

          “Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

          “Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that (i) in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder and (ii) in no event shall the 24 shares of Capital Stock of Loews Corporation or the one share of Capital Stock of each of AMC Entertainment Inc., The Marcus Corporation, The Neiman Marcus Group, Inc. and Trans-Lux Corporation owned by the Borrower on the Closing Date be deemed to be Pledged Stock hereunder.

          “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

          “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

5

          “Securities Act”: the Securities Act of 1933, as amended.

          “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

          “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

          “Vehicles”: all cars, trucks, tractors, trailers, vans and other motor vehicles and automotive equipment covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

     1.2. Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

          (d) Where the context requires, any affiliate of a Lender which is party to a Specified Hedge Agreement shall be deemed to be a “Lender” for purposes of this Agreement and such affiliate shall only be required to be an affiliate of a Lender at the time the relevant Hedge Agreement is entered into in order for such Hedge Agreement to be eligible to be designated as a “Specified Hedge Agreement”.

SECTION 2. GUARANTEE

     2.1. Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Agents and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor

6

under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

          (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Agent or any Lender hereunder.

          (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

          (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

     2.2. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Agents and the Lenders, and each Guarantor shall remain liable to the Agents and the Lenders for the full amount guaranteed by such Guarantor hereunder.

     2.3. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of any Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Agents and the Lenders by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount

7

shall be held by such Guarantor in trust for the Agents and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

     2.4. Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Agent or any Lender may be rescinded by such Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Agent or Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

     2.5. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (1) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent or any Lender, (2) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Agent or any Lender, or (3) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy

8

or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

     2.6. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

     2.7. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office specified in the Credit Agreement.

SECTION 3. GRANT OF SECURITY INTEREST

          Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Agents and the Lenders (and any affiliates of any Lender to which Borrower Hedge Agreement Obligations are owing), a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligation:

          (a) all Accounts;

          (b) all Chattel Paper;

          (c) all Contracts;

          (d) all Deposit Accounts;

          (e) all Documents (other than title documents with respect to Vehicles);

9

          (f) all Equipment (other than Vehicles);

          (g) all General Intangibles;

          (h) all Instruments;

          (i) all Intellectual Property;

          (j) all Inventory;

          (k) all Investment Property;

          (l) all Letter-of-Credit Rights;

          (m) all other property not otherwise described above above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

          (n) all books and records pertaining to the Collateral; and

          (o) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, lease, mortgage, deed to secure debt, deed of trust, security agreement or other agreement, instrument or other document evidencing, giving rise to or encumbering such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, lease, mortgage, deed to secure debt, deed of trust, security agreement or other agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

     4.1. Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to

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such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and each Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

     4.2. Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Agents and the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement and Liens which will be terminated as of the Closing Date, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Agents and the Lenders, pursuant to this Agreement or as are permitted by the Credit Agreement, and financing statements, mortgages, deeds of trust, deeds to secure debt and other documents and instruments filed of record that evidence Liens that are being terminated in accordance with the requirements of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

     4.3. Perfected First Priority Liens. The security interests granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in favor of the Administrative Agent, for the ratable benefit of the Lenders, in all Collateral in which a security interest can be perfected by making such filings or taking such other actions described in Schedule 3, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and are prior to all other Liens on the Collateral in existence on the date hereof except for (i) unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law, (ii) Liens permitted to exist on the Collateral pursuant to the Credit Agreement and (iii) Liens described on Schedule 8.

     4.4. Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate from its state of incorporation or other organization as of a date which is recent to the date hereof.

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     4.5. Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

     4.6. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

     4.7. Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute (i) all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or (ii) in the case of Foreign Subsidiary Voting Stock, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

          (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

          (c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

     4.8. Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent, to the extent required by Section 5.2.

          (b) None of the obligors on any Receivables is a Governmental Authority.

          (c) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

     4.9. Contracts. (a) No consent of any party (other than such Grantor) to any Contract (other than any such consent required to effectuate the assignment of such agreement to any third party or to the Administrative Agent upon the exercise of the Administrative Agent’s rights following an Event of Default) is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement, except as has been obtained.

          (b) Each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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          (c) No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.

          (d) Neither such Grantor nor (to the best of such Grantor’s knowledge) any of the other parties to the Contracts is in default in any material respect in the performance or observance of any of the terms thereof.

          (e) The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims.

          (f) Such Grantor has delivered to the Administrative Agent a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto.

          (g) No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent, to the extent required by Section 5.2.

          (h) None of the parties to any Contract is a Governmental Authority.

     4.10. Intellectual Property. (a) Schedule 6 lists all Intellectual Property owned by such Grantor in its own name on the date hereof necessary for the conduct of its business in all material respects as currently conducted.

          (b) On the date hereof, all Intellectual Property of such Grantor described on Schedule 6 is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

          (c) Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property necessary for the conduct of such Grantor’s business in all material respects as currently conducted is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

          (d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

          (e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (1) seeking to limit, cancel or question the validity of any Intellectual Property necessary for the conduct of its business in all material respects as currently conducted or such Grantor’s ownership interest therein, or (2) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property necessary for the conduct of its business in all material respects as currently conducted.

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     4.11. Commercial Tort Claims. On the date hereof, except to the extent listed in Section 3 above, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $250,000.

SECTION 5. COVENANTS

          Each Grantor covenants and agrees with the Agents and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

     5.1. Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

     5.2. Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided that the Grantors shall not be obligated to deliver to the Administrative Agent any Instruments or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments, Certificated Securities and Chattel Paper held by all Grantors at such time does not exceed $250,000.

     5.3. Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) insuring such Grantor, the Administrative Agent and the Lenders against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts (subject to reasonable self-insurance levels and deductibles) and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Lenders.

          (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

          (c) The Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance substantially concurrently with the delivery by the Borrower to the Administrative Agent of its audited financial statements for each fiscal year and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

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     5.4. Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

     5.5. Maintenance of Perfected Security Interest; Further Documentation (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

          (b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

          (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (1) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any appropriate jurisdiction with respect to the security interests created hereby and (2) in the case of Investment Property in excess of $250,000, any Deposit Account that constitutes such Grantor’s “concentration account” and Letter-of-Credit Rights, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

     5.6. Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

          (a) change its jurisdiction of organization from that referred to in Section 4.4; or

          (b) change its name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.

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     5.7. Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

          (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

          (b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

     5.8. Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Agents and the Lenders, hold the same in trust for the Agents and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Agents and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations. Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Administrative Agent or deliver to the Administrative Agent as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution, payment or distribution is permitted by the Credit Agreement and (ii) the proceeds thereof are used or applied in accordance with the terms of the Credit Agreement including any prepayment required thereby.

     (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option

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with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof, except in each case as permitted under the terms of the Loan Documents.

          (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

     5.9. Contracts. (a) Such Grantor will perform and comply in all material respects with all its obligations under the Contracts.

          (b) Such Grantor will not amend, modify, terminate or waive any provision of any such Contract in any manner which could reasonably be expected to materially adversely affect the value of such Contract as Collateral.

          (c) Such Grantor will exercise promptly and diligently each and every material right which it may have under each such Contract (other than any right of termination).

          (d) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it relating in any way to any Contract that questions the validity or enforceability of such Contract.

     5.10. Intellectual Property. (a) Such Grantor (either itself or through licensees) will: (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Agents and the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

          (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

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          (c) Such Grantor (either itself or through licensees): (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

          (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

          (e) Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

          (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within 45 days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Agents’ and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

          (g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

          (h) If any Grantor has knowledge that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

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     5.11. Commercial Tort Claims. (a) If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $250,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim. Upon the filing of a financing statement covering such Commercial Tort Claim against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

     5.12. Aircraft. Within 60 days of the Closing Date, the Administrative Agent shall have received in respect of any aircraft owned by any Grantor security documents granting a Lien on such aircraft to the Administrative Agent for the benefit of the Lenders and shall take such other action as may be necessary, or, as reasonably determined by the Administrative Agent, desirable to perfect the Administrative Agent’s first priority security interest in such aircraft.

SECTION 6. REMEDIAL PROVISIONS

     6.1. Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, at any time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

          (b) After the occurrence and during the continuance of an Event of Default, each Grantor shall collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within five Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

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          (c) At any time after the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

     6.2. Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

          (b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned as collateral to the Administrative Agent for the ratable benefit of the Agents and the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent.

          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Agent or Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Agent or any Lender of any payment relating thereto, nor shall any Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

     6.3. Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

          (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash

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dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (1) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (2) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

          (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (1) states that an Event of Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

     6.4. Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Agents and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other Instruments shall be held by such Grantor in trust for the Agents and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

     6.5. Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

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     First, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents;

     Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders;

     Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then held by the Lenders; and

     Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit (other than those that have been cash collateralized) shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

     6.6. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account

22

for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

     6.7. Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

          (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

          (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Agents and the Lenders, that the Agents and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to

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assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

     6.8. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

     7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)	in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)	in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Agents’ and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)	pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)	execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)	(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due

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thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

     Anything in this Section 7.1 (a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

          (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

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     7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Agents and the Lenders hereunder are solely to protect the Agents’ and the Lenders’ interests in the Collateral and shall not impose any duty upon any Agent or any Lender to exercise any such powers. The Agents and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

     7.3. Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

     7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agents and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Agents and the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

     8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

     8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

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     8.3. No Waiver by Course of Conduct; Cumulative Remedies. No Agent or Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

     8.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay, or reimburse each Lender and Agent for, all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

          (b) Each Guarantor agrees to pay, and to save the Agents and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

          (c) Each Guarantor agrees to pay, and to save the Agents and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 11.5 of the Credit Agreement.

          (d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

     8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

     8.6. Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Grantors, any such notice being expressly waived by the Grantors to the extent permitted by applicable law, upon any amount becoming due and payable by any such Grantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all

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deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Grantor, as the case may be. Each Lender agrees promptly to notify such Grantor and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     8.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

     8.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     8.12. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar

28

form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     8.13. Acknowledgements. Each Grantor hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

          (b) no Agent or Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

     8.14. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

     8.15. Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Hedge Agreement Obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

          (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by any Loan Documents or that has been consented to in accordance with Section 11.1 of the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock

29

of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by any Loan Documents or that has been consented to in accordance with Section 11.1 of the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

     8.16. WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT AND EACH LENDER, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

CARMIKE CINEMAS, INC.
By:
Name:
Title:

[EACH OTHER GRANTOR]
By:
Name:
Title:

Annex I
to
Guarantee and Collateral Agreement

     ASSUMPTION AGREEMENT, dated as of ___, 20___, made by ___, a ___corporation (the “Additional Grantor”), in favor of Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

          WHEREAS, Carmike Cinemas, Inc. (the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

          WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Agents and the Lenders;

          WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

          WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

          NOW, THEREFORE, IT IS AGREED:

          1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 8 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

          2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

Annex II
to
Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT

     The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of May 19, 2005 (the “Agreement”), made by the Grantors parties thereto for the benefit of Bear Stearns Corporate Lending Inc., as Administrative Agent. The undersigned agrees for the benefit of the Agents and the Lenders as follows:

          5. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

          6. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) of the Agreement.

          7. The terms of Sections 6.3(a) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(a) or 6.7 of the Agreement.

[NAME OF ISSUER]
By
Title
Address for Notices:

Fax:

EXHIBIT E

The aggregate principal amount of the Secured Indebtedness that is secured by this Instrument shall not exceed $530,000,000.

Prepared By, Recording Requested By,	Jefferson County, Alabama
and After Recording Return To:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attn: Cynthia Parker

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,

AND SECURITY AGREEMENT
(ALABAMA)

by and from

Eastwynn Theatres, Inc., “Mortgagor”,

to

Bear Stearns Corporate Lending Inc., as Administrative Agent, “Mortgagee”

Dated as of May 19, 2005

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING
TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE
DESCRIBED HEREIN

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS MORTGAGE SHALL SECURE INDEBTEDNESS AND OBLIGATIONS OWED BY THE MORTGAGOR TO THE MORTGAGEE ONLY TO THE EXTENT OF $5,020,000 (THE “MAXIMUM AMOUNT”) AT ANY ONE TIME OUTSTANDING. THE MAXIMUM AMOUNT SHALL BE DEEMED THE FIRST SUCH INDEBTEDNESS AND OBLIGATIONS INCURRED AND THE LAST TO BE REPAID.

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     THIS MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, AND SECURITY AGREEMENT (this “Instrument”) is made and entered into as of this 19th day of May, 2005, by EASTWYNN THEATRES, INC., an Alabama corporation (“Mortgagor”) having an address of c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901-2109, in favor of Bear Stearns Corporate Lending Inc., as Administrative Agent (in such capacity,“Administrative Agent”) for the benefit of lenders (“Lenders”) from time to time parties to the Credit Agreement (as hereinafter defined) and all successor Administrative Agents, and assigns, in such capacity (“Mortgagee”), having an address of 383 Madison Avenue, New York, NY 10179

W I T N E S S E T H:

     WHEREAS, Mortgagor is the owner of a fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

     WHEREAS, Carmike Cinemas, Inc., a Delaware corporation (“Borrower”), Mortgagee, the Lenders and certain other parties have entered into that certain Credit Agreement dated as of May 19, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, including, but not limited to, any extension, refinancing, replacement, increase or other restructuring thereof, the “Credit Agreement”) (all capitalized terms used herein and not otherwise defined shall have the same meanings given to such terms in the Credit Agreement);

     WHEREAS, in connection with and as a condition to their entering into the Credit Agreement, Mortgagee and the Lenders have required Mortgagor guaranty certain obligations of Borrower under the Credit Agreement pursuant to the terms thereof;

     WHEREAS, Mortgagor is a Subsidiary (as defined in the Credit Agreement) and will benefit directly and indirectly from the extension of credit from the Lenders to Borrower pursuant to the terms of the Credit Agreement;

     WHEREAS, Mortgagor intends these Recitals to be a material part of this Instrument; and

     WHEREAS, Mortgagee has required the execution of this Instrument as a condition to the making of the Loans.

     NOW, THEREFORE, Mortgagor, in consideration of the Secured Indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, irrevocably grants, mortgages, remises, aliens, assigns, and conveys to Mortgagee and Mortgagee’s successors and assigns, subject to the further terms of this Instrument, all of the Mortgagor’s right, title, and interest (thereunder or otherwise) in and to the following (all of the following being hereinafter referred to as the “Secured Property”):

     ALL THOSE TRACTS OR PARCELS OF LAND being more particularly described in Exhibit A attached hereto; together with all right, title, and interest of Mortgagor, including any after-acquired title or reversion, in and to the rights-of-ways, streets, and alleys adjacent thereto, all easements, and licenses, appertaining thereto, all strips and gores of land adjacent thereto, all vaults, sewers, sewer rights, waters, water courses, water rights and powers, pumps, pumping plants, pipes, flumes, and ditches appertaining thereto, all oil, gas, and other minerals located thereunder, all shrubs, crops, trees, timber and other emblements now or hereafter located

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thereon, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments, and appurtenances whatsoever, in any way belonging, relating to, or appertaining to any of the foregoing (collectively hereinafter referred to as the “Land”);

     TOGETHER WITH all fixtures, buildings, structures, parking areas, landscaping, and other improvements of every nature now or hereafter situated, erected, or placed on the Land and all appurtenances and additions thereto and substitutions or replacements thereof, including, but not limited to, all building materials, screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and elevator plants, vacuum cleaning systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, appliances, and fittings (collectively hereinafter referred to as the “Improvements”);

     TOGETHER WITH all right, title and interest of Mortgagor in and to all policies of insurance and all condemnation proceeds, which in any way now or hereafter belong, relate, or appertain to the Land, or the Improvements, or any part thereof;

     TOGETHER WITH all present and future leases, tenancies, occupancies, and licenses, and guaranties thereof, whether written or oral (“Leases”), of the Land or the Improvements or any part thereof, and all income, rents, accounts receivable, issues, royalties, profits, revenues, security deposits, and other benefits of the Land or the Improvements, from time to time accruing, (hereinafter collectively referred to as the “Revenues”);

     TOGETHER WITH all proceeds, products, substitutions, and accessions of the foregoing of every type.

     TO HAVE AND TO HOLD the Secured Property and all parts, rights, members, and appurtenances thereof in fee simple, unto Mortgagee and its successors and assigns forever.

     THIS INSTRUMENT is given to secure the following obligations (collectively, the “Secured Indebtedness”) in such order of priority as may be determined pursuant to the Credit Agreement:

          (i) all obligations and liabilities of every nature of Borrower now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents;

          (ii) all obligations and liabilities of every nature of Mortgagor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents to which it may become a party;

          (iii) any and all future advances made pursuant to the Credit Agreement by the Lenders to or for the benefit of Borrower, Mortgagor or any other Guarantor, direct or indirect, together with interest, fees, costs, and other amounts hereafter arising;

          (iv) the full and prompt payment and performance of any and all other “Guarantor Obligations” (as defined in the Guarantee and Collateral Agreement) and covenants of Borrower, Mortgagor and the other Guarantors to Mortgagee and the Lenders under the terms of any other agreements, assignments or other instruments now or hereafter evidencing, securing

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or otherwise relating to the indebtedness evidenced by the Credit Agreement, including, without limitation, any assignment of rents and leases given by Borrower, Mortgagor or any other Guarantor to Mortgagee;

          (v) any and all additional advances made by the Lenders to protect or preserve the Secured Property or the lien hereof on the Secured Property, or to pay taxes, to pay premiums on insurance on the Secured Property or to repair or maintain the Secured Property, or to complete improvements on the Secured Property (whether or not the original Mortgagor remains the owner of the Secured Property at the time of such advances and whether or not the original Lenders remain the owner of the Secured Indebtedness and this Instrument); and

          (vi) any and all expenses incident to the collection of the Secured Indebtedness and the foreclosure hereof by action in any court or by exercise of the power of sale herein contained, including, without limitation, reasonable attorneys’ fees and costs of collection actually incurred.

     Pursuant to the Credit Agreement, the Lenders have agreed to provide Borrower with a revolving credit facility which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Lenders, all upon satisfaction of certain conditions stated in the Credit Agreement. The amount of such revolving credit facility may increase or decrease from time to time as the Lenders advance, Mortgagor repays, and the Lenders re-advance sums on account of the revolving credit, all as more fully described in the Credit Agreement. The term “Secured Indebtedness” includes without limitation all advances and re-advances under the revolving credit feature of the Credit Agreement.

The aggregate principal amount of the Secured Indebtedness that is secured by this Instrument shall not exceed Five Hundred Thirty Million Dollars ($530,000,000).

     THIS INSTRUMENT is given for the purpose of creating a lien on real property in order to secure future advances under the Credit Agreement, whether such advances are obligatory or to be made at the option of the Lenders, or otherwise, and whether made before or after default or maturity or other similar events, to the same extent as if such future advances were made on the date of the execution hereof, even if no advance was made at the time of such execution. The lien of this Instrument, as to third persons, with or without actual knowledge hereof, shall be valid as to all such indebtedness and such future advances, from the date of recordation of this Instrument, shall have priority.

     THIS INSTRUMENT shall be voided only upon (i) the complete repayment and satisfaction of all Secured Indebtedness and (ii) the termination of the Credit Agreement pursuant to the terms thereof or the written agreement of the Lenders and Mortgagor.

     All the personal property which comprises a part of the Secured Property shall, as far as permitted by law, be deemed to be affixed to the aforesaid Land and conveyed therewith. To the extent any portion of the Secured Property is not or may not be deemed to be affixed to the Land, this Instrument shall be considered to be a security agreement which creates a security interest in such items for the benefit of the Mortgagee. In that regard, to secure the Secured Indebtedness the Mortgagor grants to the Mortgagee such a security interest with all of the rights and remedies

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of a secured party under the Uniform Commercial Code of the State in which the Land is located (“Uniform Commercial Code”).

     Mortgagor further covenants and agrees with Mortgagee as follows:

ARTICLE 1

Covenants of Mortgagor

     Section 1.1 Title to the Secured Property. Mortgagor warrants that: (i) it has title to the Secured Property in fee simple subject only to such encumbrances approved and permitted by Mortgagee in Schedule B, Section 2 of the Commitment for Title Insurance issued by Commonwealth Land Title Insurance Company with respect to the Secured Property (the “Permitted Encumbrances”); (ii) it has full power and lawful authority to encumber the Secured Property in the manner and form herein set forth; (iii) it owns or will own all Improvements; (iv) this Instrument creates a valid and enforceable security title, security interest, and lien on the Secured Property; and (v) it will preserve such title, and will forever warrant and defend the same to Mortgagee and will forever warrant and defend the validity and priority of the lien hereof against the claims of all persons and parties whomsoever.

     Section 1.2 Maintenance of the Secured Property. Except as permitted by the Credit Agreement, Mortgagor shall maintain the Secured Property in good repair (normal wear and tear excepted) and shall comply with the requirements of any governmental authority claiming jurisdiction over the Secured Property. Mortgagor shall not, without the prior written consent of Mortgagee, threaten, commit, permit, or suffer to occur any waste, material alteration, demolition, or removal of the Secured Property or any part thereof, except as permitted by the Credit Agreement.

     Section 1.3 Insurance; Restoration. Mortgagor shall maintain insurance with respect to the Secured Property in accordance with the requirements set forth in the Credit Agreement, with Mortgagee named as loss payee and additional insured. All proceeds of insurance policies maintained hereunder shall be applied in accordance with the terms of the Credit Agreement.

     Section 1.4 Taxes and Other Charges. Except as otherwise provided by the Credit Agreement, including, without limitation, Mortgagor’s right to contest charges, taxes and claims contained in Section 7.3 of the Credit Agreement, Mortgagor shall pay and discharge prior to the delinquency date thereof all taxes of every kind and nature, all water charges, sewer rents and assessments, levies, permits, inspection and license fees, and all other charges imposed upon or assessed against the Secured Property or any part thereof or upon the revenues, rents, issues, income, and profits of the Secured Property and, unless Mortgagor is making monthly deposits with Mortgagee in accordance with Section 1.11 hereof, Mortgagor shall exhibit to Mortgagee validated receipts (or other commercially reasonable evidence of payment) showing the payment of such taxes, assessments, water charges, sewer rents, levies, fees, and other charges which may be or become a lien on the Secured Property within ten (10) days after Mortgagee’s request therefor. Should Mortgagor default in the payment of any of the foregoing taxes, assessments, water charges, sewer rents, or other charges, Mortgagee may, but shall not be obligated to, pay the same or any part thereof, and amounts so paid shall be secured by this Instrument, and Mortgagor shall, on demand, reimburse Mortgagee for all amounts so paid.

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     Section 1.5 Mechanics’ and Other Liens. Except as otherwise provided by the Credit Agreement, Mortgagor shall pay, from time to time when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien or claim of lien on the Secured Property or any part thereof and, in general, Mortgagor shall do, or cause to be done, at the cost of Mortgagor and without expense to Mortgagee, everything necessary to fully preserve the lien of this Instrument. In the event Mortgagor fails to make payment of such claims and demands, Mortgagee may, but shall not be obligated to, make payment thereof, and all sums so expended shall be secured by this Instrument, and Mortgagor shall, on demand, reimburse Mortgagee for all sums so expended.

     Section 1.6 Condemnation Awards. Mortgagor, immediately upon written notice of the institution of any proceedings for the condemnation of the Secured Property or any portion thereof, will notify Mortgagee of the pendency of such proceedings. Mortgagee may participate in any such proceedings and Mortgagor from time to time will deliver to Mortgagee all instruments requested by it to permit such participation. All awards and compensation for condemnation or other taking or purchase in lieu thereof, of the Secured Property or any part thereof, are hereby assigned to and shall be paid to Mortgagee. Mortgagor hereby authorizes Mortgagee to collect and receive such awards and compensation; and, to give proper receipts and acquittances therefor. All such awards and compensation shall be applied in the same manner as provided in the Credit Agreement relating to insurance proceeds. Mortgagor, upon request by Mortgagee, shall make, execute, and deliver any and all instruments requested for the purpose of confirming the assignment of the aforesaid awards and compensation to Mortgagee free and clear of any liens, charges, or encumbrances of any kind or nature whatsoever.

     Section 1.7 Costs of Defending and Upholding the Lien. If any action or proceeding is commenced to which action or proceeding Mortgagee is made a party or in which it becomes necessary for Mortgagee to defend or uphold the lien of this Instrument, Mortgagor shall, on demand, reimburse Mortgagee for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and appellate attorneys’ fees) actually incurred by Mortgagee in any such action or proceeding and all such expenses shall be secured by this Instrument. In any action or proceeding to foreclose this Instrument or to recover or collect the Secured Indebtedness, the provisions of law relating to the recovering of costs, disbursements and allowances shall prevail unaffected by this covenant, provided that any such recovery shall not exceed Mortgagee’s reasonable, actual out-of-pocket fees and expenses.

     Section 1.8 Additional Advances and Disbursements. Mortgagor shall pay when due all payments and charges on all mortgages, deeds of trust, deeds to secure debt, security agreements, liens, encumbrances, ground and other leases, and security interests which may be or become superior or inferior to the lien of this Instrument, and in default thereof, Mortgagee shall have the right, but shall not be obligated, to pay, without notice to Mortgagor, such payments and charges, and Mortgagor shall, on demand, reimburse Mortgagee for amounts so paid. In addition, upon default of Mortgagor in the performance of any other terms, covenants, conditions, or obligations by it to be performed under any such prior or subordinate lien, encumbrance, lease, or security interest, Mortgagee shall have the right, but shall not be obligated, to cure such default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee pursuant to this Section 1.8 or as otherwise provided under the terms and provisions of this Instrument or under applicable law shall bear interest from

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the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the “Default Rate” as provided in the Credit Agreement (herein called the “Default Rate”).

     Section 1.9 Costs of Enforcement. Mortgagor agrees to bear and pay all expenses (including reasonable attorneys’ fees and all costs of collection) of or incidental to the perfection and enforcement of any provision hereof, or the enforcement, compromise, or settlement of this Instrument or the Secured Indebtedness, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise. All rights and remedies of Mortgagee shall be cumulative and may be exercised singly or concurrently. Notwithstanding anything herein contained to the contrary, Mortgagor: (a) will not (i) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Secured Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance of this Instrument, nor (ii) claim, take, or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Secured Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein, or pursuant to the decree, judgment, or order of any court of competent jurisdiction, nor (iii) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof; (b) hereby expressly waives all benefit or advantage of any such law or laws; and (c) covenants not to hinder, delay, or impede the execution of any power herein granted or delegated to Mortgagee, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted. Mortgagor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Secured Property marshaled upon any foreclosure hereof.

     Section 1.10 Intangible and Other Taxes. Mortgagor shall pay any and all taxes, charges, filing, registration and recording fees, excises, and levies imposed upon Mortgagee by reason of its ownership of this Instrument and the other Loan Documents, or by reason of the recording or filing thereof, or any security instrument supplemental hereto, any security instrument or Uniform Commercial Code financing statement with respect to any fixtures or personal property owned by Mortgagor at the Secured Property and any instrument of further assurance (other than income, franchise and doing business taxes), and shall pay all stamp or intangible taxes and other taxes required to be paid on any of the Loan Documents. In the event Mortgagor fails to make such payment after demand by Mortgagee then Mortgagee shall have the right, but shall not be obligated, to pay the amount due, and Mortgagor shall, on demand, reimburse Mortgagee for said amount, and until so paid said amount shall become part of the Secured Indebtedness. The provisions of this Section shall survive the repayment of the Secured Indebtedness.

     Section 1.11 Escrow Deposits. At Mortgagee’s request at any time after an Event of Default (as hereinafter defined) has occurred, Mortgagor shall deposit with Mortgagee, monthly, one twelfth (1/12th) of the insurance premiums and real estate taxes, assessments, water, sewer, and other charges which might become a lien upon the Secured Property. In addition, if required by Mortgagee at any time after an Event of Default has occurred, Mortgagor shall simultaneously therewith deposit with Mortgagee a sum of money which together with the monthly installments aforementioned will be sufficient to make each of the payments

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aforementioned at least thirty (30) days prior to the date such payments are deemed delinquent. Should said charges not be ascertainable at the time any deposit is required to be made with Mortgagee, the deposit shall be made on the basis of the charges for the prior year, and when the charges are fixed for the then current year, Mortgagor shall deposit any deficiency with Mortgagee. All funds so deposited with Mortgagee shall be held by it without interest, may be commingled by Mortgagee with its general funds and shall be applied in payment of the charges aforementioned when and as payable, to the extent Mortgagee shall have such funds on hand. If deposits are being made with Mortgagee, Mortgagor shall furnish Mortgagee with bills for the charges for which such deposits are required to be made hereunder and/or such other documents necessary for the payment of same, at least fifteen (15) days prior to the date on which the charges first become payable. In the event Mortgagor fails to pay any such amount, Mortgagee may, but shall not be obligated to, make payment thereof, and Mortgagor shall, on demand, reimburse Mortgagee for all sums so expended, and until Mortgagee has been so reimbursed, such amount shall be added to the Secured Indebtedness.

     Section 1.12 TRANSFER OF THE SECURED PROPERTY. EXCEPT AS PERMITTED BY THE CREDIT AGREEMENT, MORTGAGOR SHALL NOT SELL, TRANSFER, PLEDGE, ENCUMBER, CREATE A SECURITY INTEREST IN, OR OTHERWISE HYPOTHECATE, ALL OR ANY PORTION OF THE SECURED PROPERTY, OR ANY ASSETS INCLUDED THEREIN, WITHOUT THE PRIOR WRITTEN CONSENT OF MORTGAGEE. THE CONSENT BY MORTGAGEE TO ANY SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST IN, OR OTHER HYPOTHECATION OF, ANY PORTION OF THE SECURED PROPERTY SHALL NOT BE DEEMED TO CONSTITUTE A NOVATION OR A CONSENT TO ANY FURTHER SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST IN OR OTHER HYPOTHECATION, OR TO WAIVE THE RIGHT OF MORTGAGEE, AT ITS OPTION, TO DECLARE THE SECURED INDEBTEDNESS IMMEDIATELY DUE AND PAYABLE, WITHOUT NOTICE TO MORTGAGOR OR ANY OTHER PERSON OR ENTITY, UPON ANY SUCH SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST OR OTHER HYPOTHECATION TO WHICH MORTGAGEE SHALL NOT HAVE CONSENTED.

     Section 1.13 Leases, Contracts, Etc. In addition to, and cumulatively with, all assignments, rights, and remedies granted by Mortgagor to Mortgagee in any assignment of leases and rents now or hereafter executed by Mortgagor to Mortgagee in respect of the Secured Property, Mortgagor hereby further agrees as follows:

          (a) Mortgagor does hereby assign to Mortgagee, the Leases and Revenues (reserving only to Mortgagor the right to collect currently due and payable Revenues so long as no Event of Default has occurred and is continuing hereunder), and Mortgagor agrees to execute and deliver to Mortgagee such additional instruments, in form and substance reasonably satisfactory to Mortgagee, as may hereafter be requested by Mortgagee further to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon Mortgagee any obligation with respect to any Lease (including, without limitation, any liability under the covenant of quiet enjoyment contained in any lease or in any law of any applicable state in the event that any lessee shall have been joined as a party defendant in any action to foreclose this Instrument and shall have been barred and foreclosed thereby of all right, title, and interest and equity of redemption in the Secured Property).

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Mortgagor shall not cancel or permit the cancellation of any Lease, or materially modify or amend any Lease affecting the Secured Property, or accept, or permit to be made, any prepayment of any installment of rent or fees thereunder (except for security deposits and the usual prepayment of rent which results from the acceptance by a landlord on the first day of each month of the rent for that month). Mortgagor shall faithfully keep and perform, or cause to be kept and performed, all of the covenants, conditions and agreements contained in each of said instruments, now or hereafter existing, on the part of Mortgagor to be kept and performed and shall at all times do all things reasonably necessary to compel performance by each other party to said instruments of all obligations, covenants and agreements by such other party to be performed thereunder.

          (b) Mortgagor shall not execute an assignment of the Leases or Revenues, or any part thereof unless Mortgagee shall first consent to such assignment and unless such assignment shall expressly provide that it is subordinate to the collateral assignment contained in this Instrument and any collateral assignment executed pursuant hereto or concerning the Secured Indebtedness.

          (c) Mortgagor shall furnish to Mortgagee, within twenty (20) days after a written request by Mortgagee to do so, a sworn statement setting forth the names of all lessees and tenants of the Secured Property, the terms of their respective Leases, the space occupied, and the rentals payable thereunder, and stating to Mortgagor’s best knowledge whether any material defaults, off-sets or defenses exist in connection with any of said Leases. Any and all Leases, entered into after the date of this Instrument shall provide for giving by the lessees or tenants thereunder of certificates with respect to the status of such Leases and Mortgagor shall exercise Mortgagor’s right to request such certificates promptly upon any demand therefor by Mortgagee. Mortgagor shall provide Mortgagee with a copy of any written notice of default received by it from any tenant under any Lease.

          (d) Mortgagee shall have the absolute and continuing right, at all times hereafter, to review and approve any and all Leases and any other contracts, licenses or permits which, pursuant to their operation and effect, will (or are reasonably likely to) affect, the Secured Property, or any part thereof, and any and all modifications to existing agreements, licenses, and permits which are proposed to be entered into subsequent to the date of this Instrument prior to their execution and delivery by Mortgagor. Without limiting the generality of the foregoing, and in any event, each such Lease, shall contain a provision that the rights of the parties thereunder are expressly subordinate to all of the rights and title of Mortgagee under this Instrument.

     Section 1.14 Estoppel Certificates. Mortgagor, within twenty (20) days after receipt of written request, shall furnish to Mortgagee a written statement, duly acknowledged, setting forth to its knowledge the amount due under this Instrument, the terms of payment and maturity date related to all amounts advanced pursuant to or outstanding under the Credit Agreement, the date to which interest has been paid, whether any offsets or defenses exist against the Secured Indebtedness and, if any are alleged to exist, the nature thereof shall be set forth in detail.

     Section 1.15 Security Deposits. To the extent required by law or, after an Event of Default has occurred and during its continuance, if required by Mortgagee, all security deposits of tenants of the Secured Property shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within twenty (20) days after request by Mortgagee, Mortgagor shall

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furnish satisfactory evidence of compliance with this Section 1.15, as necessary, together with a statement of all security deposits deposited by the tenants and copies of all Leases not theretofore delivered to Mortgagee, certified by Mortgagor.

     Section 1.16 Indemnity. Mortgagor shall indemnify and hold Mortgagee harmless from and against any and all suits, actions, claims, proceedings (including third party proceedings), damages, losses, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees) which may be incurred by or asserted against Mortgagee as the result of its having made loans and advances to Mortgagor, including, but not limited to, claims for brokerage commissions or finder’s fees for arranging such loans and advances, claims of persons claiming mechanics’ or similar liens, claims of tenants of the Secured Property, claims for recording taxes, filing fees, transfer taxes and similar claims relating to this Instrument, claims for the actual or threatened release of any “Materials of Environmental Concern” (as defined in the Credit Agreement) from, on, under, or to any of the Secured Property (occurring or arising from events occurring prior to the cancellation of or sale under this Instrument) or the violation by Mortgagor of any law or regulation related to the manufacture, handling, treatment, storage, or disposal of any Materials of Environmental Concern. The foregoing indemnities shall survive full payment of the Secured Indebtedness, the foreclosure of this Instrument, any transfer of the Secured Property, and any and all other events relating to the foregoing.

ARTICLE 2

Default and Remedies

     Section 2.1 Events of Default. The occurrence of an “Event of Default” (as that term is defined in the Credit Agreement) under the Credit Agreement shall constitute an “Event of Default” hereunder.

Section 2.2 Remedies.

          (a) Upon the occurrence of any Event of Default and during its continuance, Mortgagee may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Secured Property. Without limitation of the foregoing, Mortgagee may take any of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee hereunder, under the other Loan Documents, and at law: (1) declare the entire unpaid Secured Indebtedness to be immediately due and payable; or (2) notify all tenants of the Secured Property and all others obligated on the Leases that all rents and other sums owing on the Leases have been assigned to Mortgagee and are to be paid directly to Mortgagee, and to enforce payment of all obligations owing on the Leases, by suit, ejectment, cancellation, releasing, reletting, or otherwise, whether or not Mortgagee has taken possession of the Secured Property, and to exercise whatever rights and remedies Mortgagee may have under any assignment of rents and leases; or (3) enter into or upon the Secured Property, either personally or by its agents, nominees or attorneys and dispossess Mortgagor and its agents and servants therefrom, and thereupon Mortgagee may (i) use, operate, manage, control, insure, maintain, repair, restore, and otherwise deal with all and every part of the Secured Property and conduct business thereat; (ii) complete any construction on the Secured Property in such manner and form as Mortgagee

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deems advisable in the reasonable exercise of its judgment; (iii) exercise all rights and power of Mortgagor with respect to the Secured Property, whether in the name of Mortgagor, or otherwise, including, without limitation, the right to make, cancel, enforce, or modify leases, obtain and evict tenants, and demand, sue for, collect, and receive all Revenues, which rights shall not be in limitation of Mortgagee’s rights under any assignment of rents and leases securing the Secured Indebtedness; and (iv) apply the Revenues to the payment of the Secured Indebtedness, after deducting therefrom all expenses incurred in connection with the aforesaid operations (including reasonable attorney fees and just and reasonable compensation for the services of Mortgagee and its agents and employees) and all amounts necessary to pay the taxes, assessments, insurance, and other charges in connection with the Secured Property; or (4) institute proceedings for the complete foreclosure of this Instrument either at law, or equity, in which case Mortgagee may bid upon and purchase the Secured Property and the Secured Property may be sold for cash or upon credit in one or more parcels; or (5) with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Instrument for the portion of the Secured Indebtedness then due and payable (if Mortgagee shall have elected not to declare the entire Secured Indebtedness to be immediately due and owing), subject to the continuing lien of this Instrument for the balance of the Secured Indebtedness not then due; or (6) sell for cash or upon credit the Secured Property or any part thereof and all estate, claim, demand, right, title, and interest of Mortgagor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Secured Property, this Instrument shall continue as a lien on the remaining portion of the Secured Property it being the intent to give the Mortgagee a POWER TO SELL the Secured Property to the fullest extent permitted under applicable law, including without limitation, under §35-10-12 of the Code of Alabama; or (7) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein or in any Credit Document; or (8) to the extent permitted by applicable law, recover judgment on the Credit Agreement either before, during or after any proceedings for the enforcement of this Instrument; or (9) as a matter of strict right, obtain from any court of competent jurisdiction the appointment of a trustee, receiver, liquidator, or conservator of the Secured Property, without regard for the adequacy of the security for the Secured Indebtedness and without regard for the solvency of Mortgagor, or any other person, firm or other entity liable for the payment of the Secured Indebtedness, and without regard for any other statutory or common law requirements otherwise applicable to the appointment of a trustee, receiver, liquidator, or conservator; or (10) pay or perform any default in the payment, performance, or observance of any term, covenant or condition of this Instrument, and all payments made or costs or expenses incurred by Mortgagee in connection therewith, shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon the necessity for any such actions and of the amounts to be paid to be in the sole judgment of Mortgagee, and Mortgagee may enter and authorize others to enter upon the Secured Property or any part thereof for the purpose of performing or observing any such defaulted term, coven ant, or condition without thereby becoming liable to Mortgagor or any person in possession holding under Mortgagor; or (11) pursue any remedy with respect to the Secured Property available to a secured party under the Uniform Commercial Code; or (12) pursue such other remedies as Mortgagee may have under applicable law, in equity or under this Instrument, the Credit Agreement, or any of the other Loan Documents.

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          (b) The purchase money proceeds or avails of any sale made under or by virtue of this Article 2, together with any other sums which then may be held by Mortgagee under this Instrument, whether under the provisions of this Article 2 or otherwise, shall be applied to the Secured Indebtedness in the order provided in Section 6.5 of the Guarantee and Collateral Agreement.

          (c) Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Instrument by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

          (d) Upon the completion of any sale or sales made by Mortgagee under or by virtue of this Article 2, Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning, and transferring all estate, right, title, and interest in and to the property and rights sold. Mortgagee is hereby irrevocably appointed the true and lawful attorney of Mortgagor, such appointment being coupled with an interest, in its name and stead, to make all necessary conveyances, assignments, transfers, and deliveries of the Secured Property and rights so sold and for that purpose Mortgagee may execute all necessary instruments of conveyance, assignment, and transfer, and may substitute one or more persons with like power, Mortgagor hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. Any such sale or sales made under or by virtue of this Article 2, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim, and demand whatsoever, whether at law or in equity, of Mortgagor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Mortgagor.

          (e) In the event of any sale made under or by virtue of this Article 2 (whether made by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale) the entire Secured Indebtedness, if not previously due and payable, immediately thereupon shall, anything in the Credit Agreement, this Instrument, or any other Credit Document to the contrary notwithstanding, become due and payable.

          (f) Upon any sale made under or by virtue of this Article 2 (whether made by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), Mortgagee, may bid for and acquire the Secured Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Secured Indebtedness the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct under this Instrument.

          (g) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Secured Property or upon any other property of Mortgagor shall affect in any manner or to any extent, the lien and title of this Instrument upon the Secured Property or any part thereof, or any liens, titles, rights, powers or remedies of Mortgagee

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hereunder, but such liens, titles, rights, powers and remedies of Mortgagee shall continue unimpaired as before.

          (h) Mortgagor agrees, to the fullest extent permitted by law, that upon the occurrence of an Event of Default, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Instrument, or the absolute sale of the Secured Property, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereat, and Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshaled upon any foreclosure of the lien or title hereof.

          (i) The failure to make any such tenants of the Secured Property party to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted to be by Mortgagor, a defense to any proceedings instituted by Mortgagee to collect the sums secured hereby.

     Section 2.3 Possession of the Secured Property. Upon any foreclosure of the Secured Property, it is agreed that the then owner of the Secured Property, if it is the occupant of the Secured Property or any part thereof, shall immediately surrender possession of the Secured Property so occupied to Mortgagee, and if such occupant is permitted to remain in possession, the possession shall be as tenant of Mortgagee and, on demand, such occupant (a) shall pay to Mortgagee monthly, in advance, a reasonable rental for the space so occupied, and (b) in default thereof may be dispossessed by the usual summary proceedings. The covenants herein contained may be enforced by a receiver of the Secured Property or any part thereof. Nothing in this Section 2.3 shall be deemed to be a waiver of the provisions of this Instrument prohibiting the sale or other disposition of the Secured Property without Mortgagee’s consent.

     Section 2.4 Mortgagor’s Actions After Default. Nothing herein shall be deemed to require the commencement of a suit or the consent of Mortgagor as a condition precedent for Mortgagee’s right to the appointment of a receiver or the exercise of any other rights or remedies available to Mortgagee.

     Section 2.5 Control by Mortgagee After Default. Notwithstanding the appointment of any receiver, liquidator, or trustee of Mortgagor, or of any of its property, or of the Secured Property or any part thereof, Mortgagee shall be entitled to retain possession and control of all property now and hereafter covered by this Instrument.

     Section 2.6 WAIVER OF MORTGAGOR’S RIGHTS. BY EXECUTION OF THIS INSTRUMENT, MORTGAGOR EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT OF MORTGAGEE TO ACCELERATE THE SECURED INDEBTEDNESS EVIDENCED BY THE CREDIT AGREEMENT; (B) TO THE EXTENT ALLOWED BY APPLICABLE LAW, WAIVES ANY AND ALL RIGHTS WHICH MORTGAGOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES, THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE

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EXERCISE BY MORTGAGEE OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO MORTGAGEE; (C) ACKNOWLEDGES THAT MORTGAGOR HAS READ THIS INSTRUMENT AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO MORTGAGOR AND MORTGAGOR HAS CONSULTED WITH LEGAL COUNSEL OF MORTGAGOR’S CHOICE PRIOR TO EXECUTING THIS INSTRUMENT; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF MORTGAGOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY MORTGAGOR AS PART OF A BARGAINED FOR LOAN TRANSACTION.

ARTICLE 3

Miscellaneous

     Section 3.1 Credits Waived. Mortgagor will not claim nor demand nor be entitled to any credit or credits against the Secured Indebtedness for so much of the taxes assessed against the Secured Property or any part thereof as is equal to the tax rate applied to the amount due on this Instrument or any part thereof, and no deductions shall otherwise be made or claimed from the taxable value of the Secured Property or any part thereof by reason of this Instrument or the Secured Indebtedness.

     Section 3.2 No Release. Mortgagor agrees, that in the event the Secured Property is sold with the written consent of Mortgagee and Mortgagee enters into any agreement with the then owner of the Secured Property extending the time of payment of the Secured Indebtedness, or otherwise modifying the terms hereof, Mortgagor shall continue to be liable to pay the Secured Indebtedness according to the tenor of any such agreement unless expressly released and discharged in writing by Mortgagee.

     Section 3.3 Notices. All notices hereunder shall be in writing, and shall be deemed to have been sufficiently given, or served for all purposes when delivered in accordance with the terms of the Credit Agreement in regard to the giving of notice.

     Section 3.4 Binding Obligations. The provisions and covenants of this Instrument shall run with the land, shall be binding upon Mortgagor and shall inure to the benefit of Mortgagee, subsequent holders of this Instrument and their respective successors and assigns. For the purpose of this Instrument, the term “Mortgagor” shall mean Mortgagor named herein, any subsequent owner of the Secured Property, and their respective heirs, executors, legal representatives, successors and assigns. If there is more than one Mortgagor, all their undertakings hereunder shall be deemed joint and several.

     Section 3.5 Captions. The captions of the Sections of this Instrument are for the purpose of convenience only and are not intended to be a part of this Instrument and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.

     Section 3.6 Further Assurances. Mortgagor shall do, execute, acknowledge and deliver, at the sole cost and expense of Mortgagor, all and every such further acts, deeds, conveyances, assignments, estoppel certificates, notices of assignment, transfers and assurances as Mortgagee may reasonably require from time to time in order to better assure, convey, assign, transfer and confirm unto Mortgagee, the rights now or hereafter intended to be granted to

14

Mortgagee under this Instrument, any other instrument executed in connection with this Instrument or any other instrument under which Mortgagor may be or may hereafter become bound to convey, transfer or assign to Mortgagee for carrying out the intention of facilitating the performance of the terms of this Instrument.

     Section 3.7 Severability. Any provision of this Instrument which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     Section 3.8 General Conditions.

          (a) All covenants hereof shall be construed as affording to Mortgagee rights additional to and not exclusive of the rights conferred under the provisions of applicable laws of the State in which the Land is located.

          (b) This Instrument cannot be altered, amended, modified or discharged orally and no agreement shall be effective to modify or discharge it in whole or in part, unless it is in writing and signed by the party against whom enforcement of the modification, alteration, amendment or discharge is sought.

          (c) No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission of Mortgagee in exercising any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default, or any acquiescence therein. Acceptance of any payment after the occurrence of an Event of Default shall not be deemed to waive or cure such Event of Default; and every power and remedy given by this Instrument to Mortgagee may be exercised from time to time as often as may be deemed expedient by Mortgagee. Nothing in this Instrument, in the Credit Agreement or in any other Credit Document shall affect the obligation of Mortgagor to pay the Secured Indebtedness in the manner and at the time and place therein respectively expressed.

          (d) No waiver by Mortgagee will be effective unless it is in writing and then only to the extent specifically stated. Without limiting the generality of the foregoing, any payment made by Mortgagee for insurance premiums, taxes, assessments, water rates, sewer rentals or any other charges affecting the Secured Property, shall not constitute a waiver of Mortgagor’s default in making such payments and shall not obligate Mortgagee to make any further payments.

          (e) Mortgagee shall have the right to appear in and defend any action or proceeding, in the name and on behalf of Mortgagor which Mortgagee, in its discretion, feels may adversely affect the Secured Property or this Instrument. Mortgagee shall also have the right to institute any action or proceeding which Mortgagee, in its discretion, feels should be brought to protect its interest in the Secured Property or its rights hereunder. All costs and expenses incurred by Mortgagee in connection with such actions or proceedings, including,

15

without limitation, attorneys’ fees and appellate attorneys’ fees, shall be paid by Mortgagor, on demand.

          (f) In the event of the passage after the date of this Instrument of any law of any governmental authority having jurisdiction, deducting the Secured Indebtedness from the value of the Secured Property for the purpose of taxation, affecting any lien thereon or changing in any way the laws of the taxation of mortgages or debts secured by mortgages for federal, state or local purposes, or the manner of the collection of any such taxes, so as to affect this Instrument, Mortgagor shall promptly pay to Mortgagee, on demand, all taxes, costs and charges for which Mortgagee is or may be liable as a result thereof, provided said payment shall not be prohibited by law or render any obligations under the Credit Agreement usurious, in which event Mortgagee may declare the Secured Indebtedness to be immediately due and payable.

          (g) Mortgagor acknowledges that it has received a true copy of this Instrument.

          (h) For the purposes of this Instrument, all defined terms and personal pronouns contained herein shall be construed, whenever the context of this Instrument so requires, so that the singular shall be construed as the plural and vice versa and so that the masculine, feminine or neuter gender shall be construed to include all other genders.

          (i) No provision of this Instrument shall be construed against or interpreted to the disadvantage of Mortgagor or Mortgagee by any court or other governmental or judicial authority by reason of such party having or being deemed to have drafted, prepared, structured or dictated such provision.

          (j) Upon receipt of evidence reasonably satisfactory to Mortgagor of the loss, theft, destruction or mutilation of any note or instrument evidencing a portion of the Secured Indebtedness, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Mortgagor or, in the case of any such mutilation, upon surrender and cancellation of such note or instrument, Mortgagor shall execute and deliver, in lieu thereof, a replacement note or instrument, identical in form and substance to the original note or instrument and dated as of the date of the original note or instrument and upon such execution and delivery all references in this Instrument and the other Loan Documents to the original note or instrument shall be deemed to refer to such replacement note or instrument.

          (k) Time is of the essence with respect to each and every covenant, agreement and obligation of Mortgagor under the Credit Agreement, this Instrument, and the other Loan Documents.

          (l) Whenever the Credit Agreement, this Instrument, or any other Credit Document requires the consent, approval, waiver, acceptance, satisfaction or expression of opinion of, or the taking of any discretionary act by Mortgagee, the right, power, privilege and option of Mortgagee to withhold or grant its consent shall not be exhausted by the exercise thereof on one or more occasions, but shall be a continuing right, power, privilege and option of Mortgagee with respect to any such matters.

     Section 3.9 LEGAL CONSTRUCTION. THE ENFORCEMENT OF THIS INSTRUMENT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED BY THE

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LAWS OF THE STATE IN WHICH THE LAND IS LOCATED. NOTHING IN THIS INSTRUMENT, THE CREDIT AGREEMENT OR IN ANY OTHER AGREEMENT AMONG MORTGAGOR AND MORTGAGEE SHALL REQUIRE MORTGAGOR TO PAY, OR MORTGAGEE TO ACCEPT, INTEREST IN AN AMOUNT WHICH WOULD SUBJECT MORTGAGEE TO ANY PENALTY UNDER APPLICABLE LAW. IN THE EVENT THAT THE PAYMENT OF ANY INTEREST DUE HEREUNDER OR UNDER THE CREDIT AGREEMENT OR ANY SUCH OTHER AGREEMENT WOULD SUBJECT MORTGAGEE TO ANY PENALTY UNDER APPLICABLE LAW, THEN AUTOMATICALLY THE OBLIGATIONS OF MORTGAGOR TO MAKE SUCH PAYMENT SHALL BE REDUCED TO THE HIGHEST RATE AUTHORIZED UNDER APPLICABLE LAW.

     Section 3.10 WAIVER OF JURY TRIAL. MORTGAGOR AND MORTGAGEE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THE CREDIT AGREEMENT, THIS INSTRUMENT, OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR RELATING THERETO.

     Section 3.11 Attorney’s Fees. Any and all references in this instrument to the recovery of attorney’s fees by agent or the lenders shall be deemed to refer to reasonable, actual attorney’s fees.

     Section 3.12 Secured Property in Multiple Counties. This Instrument may describe Secured Property in more than one county in the State in which the Land is located, but will be recorded in the real estate records of each such county. The Mortgagor acknowledges and agrees that upon the occurrence of an Event of Default and during its continuance, Mortgagee shall have the right, at its option, to foreclose this Instrument pursuant to the power of sale granted herein against all or any portion of the Secured Property it chooses in any such county or counties in the State in which any of the Land is located.

[EXECUTION ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Mortgagor has executed this Instrument under seal, as of the day and year first above written.

EASTWYNN THEATRES, INC., an Alabama corporation
By:
	Name:	Martin A. Durant
	Title:	Senior Vice President - Finance

Attest:
Name:	Anthony J. Rhead
Title:	Secretary

(CORPORATE SEAL)

STATE OF ___:
COUNTY OF ___:

     I, the undersigned, a Notary Public in and for said County and State, hereby certify that ___and ___, whose names as ___ ___and ___, respectively, of ___, a corporation, are signed to the foregoing instrument and who are known to me, acknowledged before me on this day that, being informed of the contents of the said instrument, they as such officers and with full authority, executed the same voluntarily for and as the act of said corporation on the date the same bears date.

     Given under my hand and official notarial seal this _______ day of May, 2005

Notary Public
My Commission Expires:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

     Reference is made to the Credit Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Carmike Cinemas, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions or other entities from time to time parties to the Credit Agreement (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), Wells Fargo Foothill, Inc., as documentation agent (in such capacity, the “Documentation Agent”) and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. ___(the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 4.10(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

I.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

II.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction;

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

(d) The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

(e) The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

     IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:

Date: ____________________

EXHIBIT G

FORM OF CLOSING CERTIFICATE

          Pursuant to Section 6.1(h) of the Credit Agreement dated as of May 19, 2005 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Carmike Cinemas, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), Wells Fargo Foothill, Inc., as documentation agent (in such capacity, the “Documentation Agent”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF COMPANY] (the “Company”) hereby certifies as follows:

     1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

     2. ___is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

     3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof. [Borrower only]

     4. The conditions precedent set forth in Section 6.1 of the Credit Agreement were satisfied as of the Closing Date. [Borrower only]

          The undersigned Corporate Secretary of the Company certifies as follows:

     1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

     2. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

     3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on ___; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the

2

only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

     4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Company as in effect on the date hereof.

     5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

     6. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

          IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date: May __, 2005

ANNEX 1

[Board Resolutions]

ANNEX 2

[By-Laws]

ANNEX 3

[Certificate of Incorporation]

EXHIBIT H-1

Omitted

EXHIBIT H-2

Omitted

EXHIBIT I

FORM OF DELAYED-DRAW ACTIVATION NOTICE

To:	BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent under the Credit Agreement referred to below

          Reference is hereby made to the Credit Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carmike Cinemas, Inc. (the “Borrower”), the Lenders from time to time parties thereto, Wells Fargo Foothill, Inc., as Documentation Agent, and Bear Stearns Corporate Lending Inc., as Administrative Agent. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          This notice is a Delayed-Draw Activation Notice referred to in the Credit Agreement. Pursuant to Section 2.2(b) of the Credit Agreement, the Borrower hereby gives you irrevocable notice that it requests the following Delayed-Draw Term Loan under the Credit Agreement, and sets forth below the required information relating to such Delayed-Draw Term Loan (the “Proposed Delayed-Draw Term Loan”):

1.	The proposed Delayed-Draw Closing Date is ___.

2.	The Proposed Delayed-Draw Term Loan shall include $___of Base Rate Loans and $___of Eurodollar Loans having an initial Interest Period of ___ month[s].

3.	The undersigned hereby certifies to the Administrative Agent and each Lender that the following statements are true on the date hereof, and will be true on the proposed Delayed-Draw Closing Date:

(a)	the representations and warranties made by any Credit Party in the Credit Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except as to changes otherwise expressly permitted by the terms of the Loan Documents);

(b)	the cash balance on hand of the Borrower and its Subsidiaries does not exceed $15,000,000 after giving effect to the Proposed Delayed-Draw Term Loan, the application of proceeds of the Proposed Delayed-Draw Term Loan and the use of cash on hand as consideration for any transaction contemplated by such application of proceeds, which proceeds and cash on hand must be applied within a reasonable period of time thereafter;[3]

(c)	no event has occurred and is continuing, or would result from such Proposed Delayed-Draw Term Loan or from the application of the proceeds therefrom, which constitutes or would constitute a Default or an Event of Default; and

(d)	all of the other conditions to the Proposed Delayed-Draw Term Loan set forth in the Credit Agreement have been fulfilled.

          IN WITNESS WHEREOF, the undersigned has executed this Delayed-Draw Activation Notice this ___ day of ___, 20___.

CARMIKE CINEMAS, INC.
By:
Name:
Title:

[3]	This condition shall not apply to any Delayed-Draw Term Loan made following the first date on which the Available Delayed-Draw Commitment is $35,000,000 or less.